As filed with the Securities and Exchange Commission on _____, 2006
Registration No. 333-128831

SECURITIES AND EXCHANGE COMMISISON
Washington, D.C. 20549
_______________________________________

AMENDMENT NO 8 TO
FORM SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________________________

UNIVERSAL FOG, INC.
(Name of Small Business Issuer in its Charter)

Delaware	3564	86-0827216
(State or other jurisdiction of incorporation or organization	(Primary Standard Classification Code Number)	(I.R.S. Employer Identification No.)
_______________________________________

1808 South 1st Avenue
Phoenix, Arizona 85003
(602) 254-9114
(Address and Telephone Number of Principal Executive Offices)

Tom Bontems
Chairman
1808 South 1st Avenue
Phoenix, Arizona 85003
(602) 254-9114
(Name, Address, and Telephone Number of Agent for Service)

Copies to:

David M. Rees, Esq.
Vincent & Rees, L.C.
175 East 400 South, Suite 1000
Salt Lake City, Utah 84111
(801) 303-5730

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
_______________________________________

Class of Securities to be Registered	Proposed Maximum Aggregate Amount to be Registered	Proposed Maximum Offering Price Per Share	Aggregate Offering Price	Registration Fee

Common Stock, Par value $0.0001 Per share	15,557,800	$0.50 (1)	$7,778,900(2)	$915.57
______________________________________________________________________

(1)
The proposed maximum offering price per share is estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(o) based on the estimated maximum offering price of the Registrant’s common stock.

(2)
Represents the aggregate gross proceeds from the exercise of the maximum number of shares of 11,557,800 that could potentially be sold by the selling stockholders and an aggregate of 4,000,000 shares to be sold by the Company.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

_____________________, 2006

The information in this Prospectus is not complete and may be changed. We may not sell the securities represented thereby until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

UNIVERSAL FOG, INC.

Common Stock 4,000,000 Shares Offered by Universal Fog, Inc.
Common Stock 11,557,800 Shares Offered by Certain Selling Shareholders

There is no public market for our common stock. We intend to apply for a listing on the OTC Bulletin Board. We do not have a proposed symbol.

________________________________________________________________________

Investing in our common stock involves risks. You should consider carefully the Risk Factors Section beginning on page 5 of the Prospectus before deciding whether to purchase any shares of our common stock.
________________________________________________________________________

Neither the Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of our common stock offered herein are being offered by certain selling stockholders and by our management in a self-underwritten offering. We are offering the shares for cash on a best efforts basis. The maximum number of shares that may be sold by UFI in the offering is 4,000,000. We intend to close on sales of shares with respect to subscriptions we accept. There is no minimum offering amount and all funds will be transmitted to UFI, not an escrow agent. This offer is being made from the date hereof until June 30, 2007.

Offering Price:	$0.50 per Share	$7,778,900 aggregate
Estimated Expenses:	$0.00923 per Share	$36,916 aggregate
Estimated Net
Proceeds to
Universal Fog:	$0.49077 per Share	$1,963,084 aggregate

PROSPECTUS SUMMARY

This Section answers in summary form some questions you may have about the offering and highlights some of the information contained elsewhere in this Prospectus. Because this Section is a summary, it does not contain all of the important information that you should consider before purchasing any Universal Fog stock offered in this Offering. You should carefully read the entire Prospectus, including the “Risk Factors” sections beginning on page 5. For convenience, references to “we,” “us,” “the Company,” “UFI”, or “Universal Fog” mean Universal Fog, Inc. You should only rely on the information contained in this document or others to which we refer you. We have not authorized anyone to provide you information that is different. If anyone provides you with different or inconsistent information, you should not rely on it.

On May 9, 2005, we entered in a stock purchase agreement and share exchange with Edmonds 6, Inc., a Delaware corporation (“Edmonds 6”). Edmonds 6 was incorporated on August 19, 2004 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. Pursuant to this agreement, Universal Fog, Inc. (which has been in continuous operation since 1996) became a wholly owned subsidiary of Edmonds 6, Inc. Immediately thereafter, Edmonds 6, Inc. changed its name to Universal Fog, Inc.

Universal Fog, Inc. began in 1989 as the unincorporated high pressure misting division of Arizona Mist, Inc. We began manufacturing systems for outdoor cooling in Arizona and expanded to distribute throughout the United States. As we grew, so did the need for more efficient, more effective, and higher quality commercial grade products. The sale of Arizona Mist, Inc. on July 22, 1996 to Orbit Sprinklers did not include the high pressure misting division. Universal Fog, Inc. was incorporated on July 11, 1996 to continue to manufacture and distribute high pressure misting systems.

All Universal Fog high pressure fog systems are custom designed and manufactured for each specific application. We incorporate three different types of tubing in our systems enabling us to comply with nearly any design requirement. Our low profile 3/8” flexible nylon tubing utilizes our patented SLIP-LOKTM brass fittings allowing extreme versatility and easy installation. The use of 3/8” high-pressure nitrogenized copper is aesthetically very pleasing and enables us to conceal our mist lines behind walls, such as stucco, and meet certain building code requirements. In addition, we also produce systems using 3/8” stainless steel tubing, though copper systems are recommended, providing one of the most extensive product selections in the industry.

How It Works

The concept is inherent in nature, such as water vapor, clouds and fog, which occur due to the earth’s environment. Universal Fog’s high pressure fog systems can create the same environment where and when you want it. Using normal tap water and pressurizing it to 800 PSI with our high-pressure pump modules, we force water through a series of patented brass and stainless steel nozzles creating a micro-fine mist or “fog”. With droplets ranging in size from 4 - 40 microns, the fog flash evaporates, removing unwanted heat in the process. Temperature drops up to 400 Fahrenheit are typical in situations where high heat and low humidity exist.

 The Current Offering

Universal Fog is offering a total of 4,000,000 shares of common stock at a price of $0.50 per share. In addition, certain selling stockholders and affiliates are offering an aggregate of 11,557,800 shares of common stock. Selling stockholders who are affiliates of Universal Fog are offering such shares at a price of $0.50 per share. Selling stockholders who are not affiliates of Universal Fog are offering such shares at a price of $0.50 per share or, if different, at the market price per share for the duration of the offering. The period of the offering is from the date of this prospectus until June 30, 2007.

Our principal executive offices are located at 1808 South 1st Avenue, Phoenix, Arizona 85003. Our telephone number is (602) 254-9114, and our websites are www.unifog.com, universalfog.com, and universalfogmistingsystems.com. Information on our websites is not part of this Prospectus.

RISK FACTORS RELATED TO OUR BUSINESS

You should carefully consider the following factors, together with the other information contained in this Prospectus, before exercising purchasing our common stock we are offering. An investment in our common stock involves a high degree of risk and may not be appropriate for investors who cannot afford to lose their entire investment.

If We Do Not Raise Enough Money, We Will Have To Delay Our Expansion Plans.

When entering into new markets we cannot be sure that all distribution and other channels in which we invest our time and money to develop will become profitable. We intend to invest the capital raised by UFI from the current offering into some or all of these new markets and sales channels. If we do not raise all $2,000,000.00, we may not be able to complete all the expansion plans; however, our core business should not be impacted by these expansion plans. Failure to raise adequate capital will substantially reduce our ability to grow.

We May Not Qualify to Refinance the Balloon Note Payment Due May 30, 2011.

The mortgage payable was assumed by UFI on January 3, 2005 when the land, office and manufacturing facilities were contributed to UFI as additional paid in capital by our majority stockholder. The mortgage payable bears interest at 8.4%, contains no restrictions or debt covenants and provides for monthly principal and interest payments of $1,443 through May 30, 2006 at which time the remaining principal and all accrued interest shall be due and payable. The principal balance due at December 31, 2005 was $143,296. On March 29, 2006, the Company received approval of a refinancing of this mortgage. The new mortgage had a beginning principal balance of $142,279.34 and bears interest at 8.34% with a balloon payment of $114,323.07 which will be due on May 30, 2011, and has a term of five years and principal and interest is payable monthly based on a fifteen year amortization. The mortgage is guaranteed by Tom and Steffani Bontems. The Company and the guarantors are required to submit annual tax returns, the Company’s annual audited financial statements, quarterly Company prepared financials and personal financial statements of the guarantors. No financial covenants were required by the Lender. The closing documents have been signed by the borrower and by the guarantors. There can be no assurance, however, that the Company will be able to pay the balloon payment due on May 30, 2011 or that a suitable re-financing can be arranged.

Our Future Success Is Dependent, In Part, On the Performance and Continued Service of Our Managers and Officers.

We are presently dependent to a great extent upon the experience, abilities and continued services of our managers and officers. The loss of services of any of the management staff could have a material adverse effect on our business, financial condition or results of operation. Our ability to grow the business is dependent on the managers and other key staff We currently do not carry key man insurance on any of our officers or directors. Specifically, the loss of our misting expert, Tom Bontems, would substantially reduce our ability to create new products and consequently could inhibit our growth potential.

We Have a History of Operating Losses.

Universal Fog, Inc. has a history of operating losses and there can be no assurance that this trend will be reversed by using the proceeds of this offering. Should this trend not be reversed, it will materially adversely affect the investors in this offering by not allowing the company to declare and pay dividends and may ultimately cause the Company to go out of business.

Our Stock does not Trade on any Exchange and is Illiquid.

Although we intend to make arrangements for our common stock to trade on a national stock exchange, such exchanges are highly regulated and there can be no assurance that we will ever succeed in having our stock trade on such an exchange. In addition, even if we do succeed in having our stock listed on a national exchange, there can be no assurance that an active market will ever develop in our stock. The limited market liquidity for our stock may affect your ability to sell at a price that is satisfactory to you.

Tom Bontems will be able to Significantly Affect our Management and Operations, Acting in his Best Interests and not Necessarily those of Other Stockholders.

Tom Bontems owns approximately 60.95% of our common stock. In all events, Mr. Bontems will be in a position to significantly affect, and fully control, UFI, the election of its directors, and its general affairs. In addition, he may exercise his ability to decide matters requiring a stockholder vote in a manner that advances his best interests, not necessarily those of our other stockholders.

Our Business is Seasonal in Nature.

The nature of the misting business is seasonal. Customers are more likely to purchase misting systems in the spring and summer than the fall and winter. This seasonality may affect our cash flow and inhibit our ability to market our products in a consistent manner.

Our Products have been Linked to a Potential Increase in the Likelihood of Contracting Legionnaires Disease.

Several studies have been conducted that link the breathing of mistified air with the contracting of Legionnaires Disease. None of these studies have been conclusive, however, there have been some suggestions that there is a correlation. In the event that studies show a stronger link, or the public perception of potential harm increases, our sales could suffer.

A Market for our Products may Fail to Fully Develop, or a Large Enough Market may not Exist to Support our Expansion Plans.

We believe that the misting business is still in its relative infancy. However, the risk exists that the market as a whole will not grow substantially. If that is the case, we will face increased competition and may not be able to grow as rapidly as we would like.

FORWARD LOOKING STATEMENTS

Statements in this Prospectus other than statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and are the subject of the “safe harbor” that such section creates. These forward-looking statements include, but are not limited to, statements about:

. dependence on key personnel;

. competitive technology and products;

. sufficiency of our cash resources;

. our operations and legal risks;

. our history of operating losses;

. our research, development, and other expenses;

. dependence on revenues from existing and new customers;

The forward-looking statements are generally identified by words such as “expect,” “anticipate,” “intend,” “believe,” “hope,” “assume,” “estimate,” “plan,” “may,” “might,” and similar words. Discussions containing these forward-looking statements may be found, among other places, in the “Our Business” and “Management’s Discussion and Analysis of Financial Condition and Result of Operations” Sections of this Prospectus. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements. Reference is made to discussion about risks that may affect our business under the “Risk Factors” discussion beginning on page 6. We do not undertake any obligation to update forward-looking statements. You should consider the risks discussed in this Prospectus in evaluating our prospects and future performance.

 USE OF PROCEEDS

Our gross proceeds from the offering depend on the number of shares that are purchased. If all of the shares offered under this Prospectus are purchased, then we will receive gross proceeds of $2,000,000.00.

We estimate applying the gross proceeds from the offering, respectively assuming full subscription, 50% subscription and 25% subscription, as follows:

Subscription Level	100%	50%	25%

Initial stock registration activities	$36,916	$36,916	$36,916

Working Capital (Priority 1)	$763,084	$363,084	$163,084

Sales & Marketing (Priority2)	$800,000	$400,000	$200,000

Product Development (Priority 3)	$400,000	$200,000	$100,000

Total	$2,000,000	$1,000,000	$500,000

Working capital funds will allow us to expand operations, fund inventory and hire additional overhead staff.

Sales and Marketing funds will be utilized to launch a full-fledged advertising campaign and hire additional sales personnel. The marketing campaign will take the form of print, radio and TV advertisements, as well as sponsorships.

Product Development funds will be utilized to enhance our product offerings in the fog / misting product category. Umbrellas and other proprietary products are in the development process and require funding in order to proceed. Patent portfolio development will also entail a significant portion of the product development expense.

MARKET FOR COMMON EQUITY

There is currently no public market for our common stock. We intend to list our common stock on the OTC Bulletin Board as soon as reasonably practicable. However, there can be no assurance that we will be successful in listing our stock. The primary listing requirements include an NASD authorized broker/dealer filing a 15(c)211 and making a market in our common stock, as well as remaining current with our reporting requirements with the Securities and Exchange Commission.

As of the date of this offering, no options to purchase our common stock have been issued. There are no shares that are currently eligible for resale under Rule 144 of the Securities Act. There are an aggregate of 15,557,800 shares of our common stock that are being publicly offered in this offering, including 4,000,000 shares to be issued by UFI. As of December 31, 2005, there are a total of 61 holders of our common stock and one holder of our preferred stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Critical Accounting Policies

Financial Reporting Release No. 60, which was released by the Securities and Exchange Commission (the “SEC”), encourages all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. The Company’s consolidated financial statements include a summary of the significant accounting policies and methods used in the preparation of the consolidated financial statements. Management believes the following critical accounting policies affect the significant judgments and estimates used in the preparation of the financial statements.

Use of Estimates — Management’s discussion and analysis or plan of operation is based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates these estimates, including those related to allowances for doubtful accounts receivable and long-lived assets. Management bases these estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management must determine at what point in the sales process to recognize revenue. We recognize revenue when title passes to the purchaser or when installation is complete and the customer is invoiced. Early or improper revenue recognition can affect the financial statements. We have established credit policies which, we believe will eliminate or substantially lower our uncollectible accounts receivable; however, management must make judgments regarding when and if to classify a receivable as uncollectible and this may affect the financial statements. The timing of purchase and the depreciation policies for property and equipment may affect the financial statements. Advertising costs can be deferred or may not be properly allocated to the proper accounting period and this can affect the financial statements.

We review the carrying value of property and equipment for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

Effective January 1, 2006, we adopted the provisions of SFAS No. 123(R), “Share-Based Payment,” under the modified prospective method. SFAS No. 123(R) eliminates accounting for share-based compensation transactions using the intrinsic value method prescribed under APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and requires instead that such transactions be accounted for using a fair-value-based method. Under the modified prospective method, we are required to recognize compensation cost for share-based payments to employees based on their grant-date fair value from the beginning of the fiscal period in which the recognition provisions are first applied. During the year ended December 31, 2005, we paid certain invoices, bonused employees, and paid directors by issuing shares of our common stock. These shares were issued at the fair value of the shares at the date of issuance.

For periods prior to adoption, the financial statements are unchanged, and the pro forma disclosures previously required by SFAS No. 123, as amended by SFAS No. 148, will continue to be required under SFAS No. 123(R) to the extent those amounts differ from those in the Statement of Operations.

Results of Operations

Universal Fog, Inc. was incorporated in the state of Arizona on July 11,1996 and was the successor of the business known as Arizona Mist, Inc. which began in 1989. The Company began manufacturing systems for outdoor cooling in Arizona and quickly expanded to distribute throughout the United States. As the Company grew, so did the need for more efficient, more effective, and higher quality commercial grade products.

For financial reporting purposes the reverse merger with Edmonds 6 has been treated as a recapitalization of UFI with Edmonds 6 being the legal survivor and UFI being the accounting survivor and the operating entity. That is, the historical financial statements prior to May 9, 2005 are those of UFI and its operations, even though they are labeled as those of the Company. Retained earnings of UFI related to its operations, is carried forward after the recapitalization. Operations prior to the recapitalization are those of the accounting survivor, UFI and its predecessor operations, which began July 11, 1996. Earnings per share for the periods prior to the recapitalization are restated to reflect the equivalent number of shares outstanding for the entire period operations were conducted. Upon completion of the reverse merger, the financial statements become those of the operating company, with adjustments to reflect the changes in equity structure and receipt of the assets and liabilities of UFI.

Comparison of the Three-Month Periods Ended June 30, 2006 and 2005

Revenues. The Company’s revenues are derived from the assembly of components used in misting systems and installations of these systems in commercial and residential applications and through the sales to distributors in various states and foreign countries.

Revenues for the three-month period ended June 30, 2006 were $343,920 compared to $216,259 for the three-month period ended June 30, 2005. This increase was due to continued sales calls by our sales force locally and sales by our Texas distributor.

Cost of Sales. The Company’s cost of sales consists of materials used in misting systems and labor for the assembly of components and in the local area; labor for installation.

Cost of sales for the three-month period ended June 30, 2006 were $154,708, compared to $87,096 for the three-month period ended June 30, 2006. The increase is the result of the increased revenues and additional labor and material costs compared to the corresponding quarter of 2005.

Operating Expenses. Operating expenses for the three-month period ended June 30, 2006 were $147,335 compared to $188,156 for the three-month period ended June 30, 2005. This decrease is due to a cost containment effort which included reducing administrative expenses. Selling and marketing expenses increased from $2,097 during these three months in 2005 to $3,583 for the same three months in 2006. General and Administrative expenses decreased from $114,270 in the three-month period ended June 30, 2005 to $86,386 in the same period in 2006. This decrease was also due to a concentrated cost containment effort. Compensation expense decreased for the three-month period ended June 30, 2006 to $57,366 from $71,789 in the period ended June 30, 2005 due to more efficient use of personnel.

Depreciation and Amortization. Depreciation and amortization are included in General and Administrative expenses. For the three-month period ended June 30, 2006, these costs were $4,038, compared to $2,518 for the three-month period ended July 31, 2005.

Comparison of the Six-Month Periods Ended June 30, 2006 and 2005

Revenues. The Company’s revenues are derived from the assembly of components used in misting systems and installations of these systems in commercial and residential applications and through the sales to distributors in various states and foreign countries.

Revenues for the six-month period ended June, 2006 were $483,209 compared to $314,839 for the same period ended June 30, 2005. The increase in revenues in 2006 was due to increased efforts by our sales person who has approached members of the local homebuilding and landscaper market and sales to our distributor network. We expect to see additional sales results in the ensuing calendar quarter.

Cost of Sales. The Company’s cost of sales consists of materials used in misting systems and labor for the assembly of components and in the local area; labor for installation.

Cost of sales for the six-month period ended June 30, 2006 were $238,500 compared to $103,896 for the six-month period ended June 30, 2005. This increase is from higher revenues which required additional assembly labor and materials costs.

Operating Expenses. Operating expenses for the six-month period ended June 30, 2006 were $280,064, compared to $251,226 for the six-month period ended June 30, 2005. Selling and marketing expenses increased from $2,957 during these six months in 2005 to $6,299 for the same six months in 2006. Compensation increased from $101,942 in the six-month period of 2005 to $ 115,875 in the same six-month period in 2006 due to increased sales and the commissions paid thereon. General and Administrative expenses increased from $146,327 in the six-month period ended June 30, 2005 to $ 157,960 in the same period of 2006. This increase was due to costs associated with becoming a reporting company which include additional professional services such as auditing.

Depreciation and Amortization. Depreciation and amortization are included in General and Administrative expenses. For the six-month period ended June 30, 2006, these costs were $ 7,061, compared to $4,258 for the six-month period ended June 30, 2005. This increase was due to depreciation added by the acquisition of our facilities.

Liquidity and Capital Resources

We funded our cash requirements for the six-month period ended June 30, 2006 through operations and $28,678 from the sale of treasury stock. The Company does not have any material commitments for capital expenditures as of the date of this report. Management is continuing to seek additional equity capital to fund its various activities and as part of a capital procurement plan, filed a form SB2 registration statement with the SEC on October 5, 2005 to sell 4,000,000 shares of its stock to the public. The filing is not currently effective and will expire on June 30, 2007. Management has also eliminated or reduced unnecessary costs

Cash decreased by $1,429 during the six-month period ended June 30, 2006. Over the same period in 2005, cash increased by $79,276 due a private placement during that period.

The Company has suffered an operating loss for the six-month period ending June 30, 2006 of $45,059. This loss was primarily the result of the higher expenses which include attorney’s fees and audit and accounting fees. If the Company does not raise adequate funds from the SB2 registration statement, we will curtail our expansion plans and, if necessary, will seek a line of credit which will allow the Company to continue as a going concern since our core business was not affected.

Since January 1, 2006, we have taken steps to lower our monthly operating costs and are currently incurring cash expenses in the amount of approximately $35,000 per month for all operations, of which fixed costs account for approximately $24,000. We anticipate cash expenditures of approximately $420,000 for the year ended December 31, 2006. Management is continuing to seek additional equity capital to fund its various activities and as part of a capital procurement plan, filed a form SB2 registration statement with the SEC on October 5, 2005 to sell 4,000,000 shares of its stock to the public. The filing is not currently effective and will expire on June 30, 2007. Management has also eliminated or reduced unnecessary costs

We believe our current liquidity and capital resources, together with the proceeds received in a public offering, when and if approved, our ongoing operations, and potential credit facilities are sufficient to support our ongoing business operations.

At June 30, 2006, UFI has a mortgage payable, which it assumed on January 3, 2005, on the office/production facility in the amount of $147,570.00. On March 29, 2006, the Company received approval of a refinancing of this mortgage. The new mortgage has a beginning principal balance of $142,279.34 and bears interest at 8.34% with a balloon payment of $114,323.07 which will be due on May 30, 2011, and has a term of five years and principal and interest will be payable monthly based on a fifteen year amortization. The mortgage is guaranteed by Tom and Steffani Bontems. The Company and the guarantors are required to submit annual tax returns, the Company’s annual audited financial statements, quarterly Company prepared financials and personal financial statements of the guarantors. No financial covenants were required by the Lender. The closing documents have been signed by the borrower and by the guarantors.

UFI has suffered an operating loss for the six-month period ending March 31, 2006 of $45,059. This loss was primarily the result of the expenses of becoming a reporting company, and include the cost of attorney’s fees and audit and accounting fees. If UFI does not raise adequate funds from this offering, we will curtail our expansion plans and, if necessary, seek a line of credit secured by the building which will allow UFI to continue as a going concern as our core business should not be affected.

Comparison of the Years Ended December 31, 2005 and 2004

Revenues. Revenues for the year ended December 31, 2005 were $747,064 compared to $564,970 for the same period ended December 31, 2004. The increase in revenues in 2005 was due to increased awareness of our products in the Phoenix area due to the addition of an outside sales person, the addition of a 50 inch fan to our product line, and purchases by a new distributor located in Houston, Texas.

Cost of Sales. Cost of sales for the year ended December 31, 2005 were $334,399, compared to $133,472 for the same period ended December 31, 2004. This increase is the result of higher revenues compared to the corresponding period in 2004 and the addition of installation and assembly labor to cost of sales for the year ended December 31, 2005.

Operating Expenses. Operating expenses for the year ended December 31, 2005 were $726,249, compared to $319,297 for the year ended December 31, 2004. Selling and marketing expenses increased to $35,650 during 2005 from $5,337 for the same period in 2004 due to promotional costs allocated to the new distributor. Compensation increased from $106,570 in 2004 to $302,253 in the same period in 2005 due to increased sales, the addition of a new chief operating officer and additional sales personnel. General and Administrative expenses increased from $207,390 in the year ended December 31, 2004 to $372,064 in the same period of 2005. This increase was due to costs associated with becoming a reporting company which include additional professional services such as legal, accounting and auditing. The primary components were legal fees representing the purchase of Edmonds 6, Inc. and the audit for the years ended December 31, 2004 and 2003, respectively and the 5 months ended May 31, 2005 and accounting, review, and legal services for quarterly filings and the SB-2 filings..

Depreciation and Amortization. Depreciation and amortization are included in General and Administrative expenses. For the year ended December 31, 2005, these costs were $16,152, compared to $10,045 for the year ended December 31, 2004. This increase was due to the additional depreciation added by the acquisition of our facilities.

Liquidity and Capital Resources. We funded our cash requirements for the year ended December 31, 2005 through operations and $311,022 from the sale of restricted common stock in two private placements. UFI sold 2,000,000 shares of restricted common stock to an existing stockholder for $100,000 of which $61,322 was paid by September 30, 2005. An additional 998,800 shares of restricted common stock was sold to unrelated parties for $249,700 in another private placement. In addition, the Company converted debt of $135,000 into 540,000 shares of restricted common stock. The Company does not have any material commitments for capital expenditures as of the date of this report. Management believes sufficient cash flow from operations and the sale of additional common stock will be available during the next twelve months to satisfy its short-term obligations.

Cash increased by $40,496 during the year ended December 31, 2005. Over the same period in 2004, cash increased by $1,567. During the year ended December 31, 2005, our operating expenses were increased due to expenses related to the Edmonds 6 transaction, primarily attorney fees and the cost of the transaction which gave UFI negative cash flow from operations of $205,505 and negative cash flow from investing of $21,225. This was offset by the net cash provided by financing activities of $267,226 giving UFI a net cash increase of $40,496.

Recent Sales of Unregistered Securities. In April 2005 UFI raised $61,322 through the sale of 2,000,000 shares of its common stock at a price of $0.05 per share for a total of $100,000 with the balance of $38,678 being a subscription receivable. In May 2005 UFI raised $35,000 through the sale of 140,000 shares of its common stock at a price of $0.25 per share. In August 2005 UFI raised $214,700 through the sale of 858,800 shares of its common stock at a price of $0.25 per share. All of these shares were issued under exemptions from the Federal Securities Laws in accordance with Rule 506 of the Securities Act of 1933, as amended (the “Securities Act”).

During the month of May 2005, UFI also issued 540,000 shares of its common stock to Doyle Powell in exchange for the extinguishment of debt in the amount of $135,000. Such shares were issued under exemption from registration in accordance with Section 4(2) of the Securities Act.

During the months of May 2005 through August 2005 UFI issued an aggregate of 513,500 shares of its common stock in exchange for services rendered on behalf of UFI by certain third parties. This total was comprised of an aggregate of 54,500 shares of its common stock to its employees in exchange for services rendered on behalf of UFI. UFI also issued 40,000 shares to members of its Board of Directors as 2005 Director Compensation and 384,000 shares were issued to Vincent & Rees for attorneys’ fees. An additional 35,000 shares were issued as commissions. All of these shares were issued under exemption from registration in accordance with Section 4(2) of the Securities Act.

In May 2005, we issued 4,000,000 shares of preferred stock, convertible into common stock on a one-for-one basis at the option of the holder, Tom Bontems, in exchange for his contribution of certain patents to the Company, as referenced in Exhibit 2.4 to this Registration Statement. Such shares were issued under exemption from registration in accordance with Section 4(2) of the Securities Act.

On December 5, 2005, Dennis McKee (a beneficial stockholder) returned 300,000 shares to the Company. The Company resold the 300,000 shares of Treasury Stock as follows: 52,000 shares of treasury stock were sold for $13,000 on December 29, 2005 and 40,000 shares of treasury stock were sold on January 9, 2006 for $10,000. In addition the remaining 208,000 shares of treasury stock were sold on March 31, 2006 for $18,678. The aggregate price received for all of the treasury stock was $41,678.

No form of general solicitation or advertising was utilized by UFI at any time with respect to any of the sales of UFI stock.

“ Going Concern Opinion”. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis, to obtain additional financing or refinancing as may be required, and ultimately to attain positive cash flows from operations and profits. Due to the costs of becoming a reporting company, our monthly costs were higher than anticipated during the second half of 2005. Since January 1, 2006, we have taken steps to lower our monthly operating costs and are currently incurring cash expenses in the amount of approximately $35,000 per month for all operations, of which fixed costs account for approximately $24,000. We anticipate cash expenditures of approximately $420,000 for the year ended December 31, 2006. . Management is continuing to seek additional equity capital to fund its various activities and as part of a capital procurement plan, filed a form SB2 registration statement with the SEC on October 5, 2005 to sell 4,000,000 shares of its stock to the public. The filing is not currently effective and will expire on June 30, 2007. Management has also eliminated or reduced unnecessary costs

These events raise doubt as to our ability to continue as a going concern. The report of our independent public accountants, which accompanied our financial statements for the year ended December 31, 2005, was qualified with respect to that risk. In order to continue as a going concern, we must raise additional funds as noted above and ultimately achieve profit from our operations.

UNIVERSAL FOG, INC. AND SUBSIDIARY

BALANCE SHEET SUMMARY

December 31, 2005
Assets

Current Assets:

Cash and cash equivalents	$44,859
Accounts Receivable, net of allowance
for doubtful accounts of $32,572	81,271
Inventory	146,712

Total Current Assets	272,842

Property, Plant, and Equipment, net of
accumulated depreciation of
$108,526	449,792
Sundown Distributorship	-
Patent Rights, net of $1,968 of
accumulated amortization	48,250

Total Assets	$770,884

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts Payable-trade	$114,456
Accrued Expenses and other	71,145
Advances from Stockholders	48,174
Note Payable	143,296

Total Current Liabilities	377,071

Commitments and contingencies:	--

Stockholders’ Equity:

Convertible preferred stock, $.0001 par value,
10,000,000 shares authorized, 4,000,000
and 0 shares issued and outstanding	400
Common stock, $.0001 par value,
300,000,000 shares authorized,
38,652,300 shares
issued and outstanding	3,865

Additional Paid-in Capital	903,614

Accumulated Deficit	(475,388)

Treasury Stock, 300,000 shares, at cost	(38,678)

Total Stockholders’ Equity	393,813
Total Liabilities
and Stockholders’ Equity	$770,884

UNIVERSAL FOG, INC. AND SUBSIDIARY
STATEMENT OF OPERATIONS SUMMARY
YEAR ENDED DECEMBER 31, 2005

Sales, net of returns	$747,064

Cost of sales	$334,399

Gross profit	$412,665

Operating expenses:

Compensation expense	$302,253
Advertising and marketing	$51,932
General and administrative expense	$422,064

Total operating expenses	$776,249

Income (loss) from operations	$(363,584)

Interest expense	$18,274

Net income (loss)
before income taxes	$(381,858)

  UNIVERSAL FOG, INC AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET SUMMARY
(Unaudited)

June 30, 2006
Assets

Current Assets:

Cash and cash equivalents	$43,430
Accounts Receivable, net of allowance
for doubtful accounts of $32,572	141,198
Inventory	163,409

Total Current Assets	348,037

Property, Plant, and Equipment, net of
accumulated depreciation of
$114,110	444,294

Patent Rights, net of $3,444 of
accumulated amortization	46,774

Total Assets	$839,105

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts Payable-trade	$193,160
Accrued Expenses	90,164
Advances from Stockholders	24,185
Note Payable	141,870

Total Current Liabilities	449,379

Stockholders’ Equity:

Convertible preferred stock, $.0001 par value,
10,000,000 shares authorized, 4,000,000
shares issued and outstanding	400
Common stock, $.0001 par value,
300,000,000 shares authorized,
38,652,300 shares
issued and outstanding	3,865

Additional Paid-in Capital	905,908
Accumulated Deficit	(520,447)

Total Stockholders’ Equity	389,726
Total Liabilities
and Stockholders’ Equity	$839,105

UNIVERSAL FOG, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS SUMMARY
(Unaudited)

6 mos. Ended June 30, 2006

Sales, net of returns	$483,209

Cost of Sales	238,501

Gross Profit	244,708

Operating Expenses:

General and administrative expenses	157,960

Advertising & Marketing	6,229

Compensation Costs	115,875

Total Operating Expenses	280,064

Net Income (Loss) from operations	(35,356)

Interest Expense	9,703

Net Income (Loss) before income taxes	(45,059)

Provision for Income Taxes	0

Net Income (Loss)	$(45,059)

OUR BUSINESS
General

On May 9, 2005, we entered into a Stock Purchase Agreement and Share Exchange (the “Stock Purchase Agreement”) with Edmonds 6, Inc, a Delaware corporation (“Edmonds 6”). Pursuant to the terms of the Stock Purchase Agreement, Edmonds 6 issued 34,000,000 shares of common stock to the shareholders of Universal Fog and the historical shareholders of Universal Fog held all of the issued and outstanding stock of Edmonds 6. No stock was issued to Edmonds 6. Mr. Richard Neussler was paid a cash fee of $36,000 by Mr. Tom Bontems in exchange for services performed in connection with the Stock Purchase Agreement. This fee is not reimbursable by UFI.

Edmonds 6, Inc. was incorporated on August 19, 2004 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. Pursuant to the terms of the Stock Purchase Agreement, Universal Fog, Inc. (which has been in continuous operation since 1996) became a wholly owned subsidiary of Edmonds 6. Immediately thereafter, Edmonds 6 changed its name to Universal Fog, Inc.

Universal Fog, Inc. began in 1989 as the high pressure misting division of Arizona Mist, Inc. We began manufacturing systems for outdoor cooling in Arizona and expanded to distribute throughout the United States. As we grew, so did the need for more efficient, more effective, and higher quality commercial grade products.

We manufacture and install high pressure mist systems and fog fans. We offer system sizes ranging from 1/4 gpm to 9 gpm. Both copper and nylon systems are available. We usually install the copper systems but we also ship them to other states and countries where they are usually installed by our distributors or by local plumbers. Our nylon kits are for the do-it-yourself individual. A fan system includes a fan, mist ring, nozzles, and pump. We offer service contracts to maintain installed systems. Our products are used in residential, commercial, industrial, and agricultural applications. We offer replacement parts not only for our systems but for competitors systems as well.

All Universal Fog, Inc. high pressure fog systems are custom designed and manufactured for each specific application. We incorporate three different types of tubing in our systems enabling us to comply with nearly any design requirement. Our low profile 3/8” flexible nylon tubing utilizes our patented SLIP-LOKTM brass fittings allowing extreme versatility and easy installation. This tubing is extruded nylon which is tested to comply with use at our system operating pressures. Our Slip-LokTM fittings allow the nylon tube to be securely connected to other sections of tube and to nozzles by easily pushing the tube inside the connector. The tube can then be removed from the connector by activating a release collar. The use of 3/8” high-pressure nitrogenized copper is aesthetically very pleasing and enables us to conceal our mist lines behind walls, such as stucco, and meet certain building code requirements. In addition, we also produce systems using 3/8” stainless steel tubing, though copper systems are recommended, providing one of the most extensive product selections in the industry.

Universal Fog has been a supplier of high pressure misting systems, serving both the consumer and industrial markets in a variety of applications. Some of those applications include cooling and humidity control, dust suppression, odor control including ammonia, concrete curing, frost protection, sterilization of environments (antimicrobial applications), aesthetic applications, bird and pest control, cotton storage, produce freshening and many others.

Universal Fog purchases a variety of components from global manufacturers. Some components are off the shelf while others are manufactured to our specifications. Many of our products are created from raw materials in house. Such products include fixtures and tubing for specific OEM applications, carts, fans, bracketry and pump assemblies. Universal Fog has in house assembly, welding, cutting, forming, machining, drilling, swedgeing, crimping, and painting operations and is primarily engaged in metalworking.

How It Works

The concept is inherent in nature, such as water vapor, clouds, and fog, which occur due to the earth’s environment. Our high pressure fog systems can create the same environment where and when you want it. Using normal tap water and pressurizing it to 800 PSI with our high-pressure pump modules, we force water through a series of patented brass and stainless steel nozzles creating a micro-fine mist or “fog”. This pressure of 800 pounds per square inch is approximately eight times higher than normal tap water pressure. This substantial increase in pressure allows  our systems to produce substantially smaller water droplets than those produced with normal tap water pressure. With droplets ranging in size from 4 - 40 microns, the fog flash evaporates, removing unwanted heat in the process. Temperature drops up to 400F are typical in situations where high heat and low humidity exist.

Principal Products and Services

Universal Fog’s primary product is a misting system which consists of a high pressure pump assembled to specifications, mistline which comes in the form of nylon, copper or stainless steel which varies in length, various fittings for these systems and spray nozzles. This primary product is adapted to various specific applications including direct mount to homes, lighting fixtures, fog fans, umbrellas and others. Universal Fog performs the majority of the installations directly on site. The markets for these products follow:

Cooling Systems & More
The concept of fog and its benefits has been in use for over 50 years. While most commonly known for cooling, fog can be used for a variety of applications.

Textiles, Knitting, and Weaving
Maintain fiber moisture content, increase fiber tensile strength, reduce yarn breakage, control lint and cotton fly, reduce static electricity.

Furniture and Woodworking
Maintain wood moisture content; control warping, shrinking, splitting, delaminating, and glue joint separation; reduce dust control problems.

Printing and Paper
Control static electricity, improve ink performance, control dimensional stability of paper, achieve higher production speeds, keep ink from drying on rollers.

Power Generation
Increase gas turbine output with cooler inlet air; remove dust from air stream with less pressure drop than filters.

Dust Control and Air Scrubbing
Super-small fog droplets are very effective for scrubbing dust and chemicals from air streams.

Painting and coating
Control air conductivity for electro-static painting and coating, improve application of water-based paints.

Odor control
Atomize emollients for odor reduction at waste treatment plants, livestock, or waste facilities.

Food Processing
Cool cooked foods before packaging. Humidify bread at rising stage.

Cement curing
Humidifies without wetting to prevent leaching or cracking and create a stronger product.

Special Effects
Mimic smoke, rain forests and swamp effects, and use in place of haze for lasers or lighting; add to fountains.

Cooling
Fog systems for cooling can lower temperatures up to 350F. When used with fans, temperatures can be reduced by as much as 450F, which is ideal for outdoor patios, dairies, poultry houses, hog farms, etc...

Humidity in greenhouses
Humidify propagation and storage areas for plants or vegetables. Apply insecticides and preservatives.

A partial list of customers that have installed Universal Fog high-pressure fog systems is as follows:

Oman Ag. Dev. Co. (SAOG)	Natural Stone	El Paso Bar-B-Que
Al Jammaz Group (Saudi Arabia)	Bakersfield Cotton Warehouse	Radisson Resort
Starbucks	Hospice of the Valley	Four Peaks Brewing Co.
NASA	Summit Academy	Chops Restaurant
Paradise Bar & Grill	Coffee Grounds	Sea World
Allied Waste	Mountain Shadows	Gentle Strength Co-op Scottsdale
Princess	Busch Gardens	Montessori School
The Wright House	Einstein’s Bagels	Prince of Peace
Gary Gietz Master Builders	Tutor Time Preschool	City of Bayonne NJ Fire Dept
Marriott Hotels	United Dairyman of AZ	Shiloh Custom Homes
Lockheed-Martin	Isaac School District	Geronimo Farms
Universal Studios	Greyhound Bus Lines	Weitz Company
Walt Disney World	Disneyland	Phoenix Zoo
Lockheed	Motorola	Intel, Inc.
Tanger Outlet Centers	Calcot USA	Cobra Mining Company
City of Scottsdale	Phoenix Int’l Airport	City of Mesa
Scottsdale Airpark	Ugly Duckling Car Sales	City of Tempe

None of these installations were financially material to us by themselves. The majority of our sales volume is made through distributors.

In addition to these companies, Universal Fog has installed numerous high pressure residential systems in existing residential patios, gazebos, waterfall features, pet runs, and decks.

Product Distribution

Our products are distributed directly to consumers through the installation process. Universal Fog also distributes its products through exclusive and non-exclusive distributors and resellers which in turn perform product installs for final customer use. A small percentage of systems are purchased direct by the consumer as kits which get installed by the consumer or a local contractor. Typically these systems are of the nylon type.

Competitive Landscape

Universal Fog competes fiercely against several competitors both locally and nationally. Some are OEM’s while others are distributors. As is the case with many home improvement industries such as roofing, landscaping or HVAC, a consumer which is in the market for a misting system will obtain several quotations from 3 or 4 local misting companies prior to choosing a supplier. This business to consumer market is very price sensitive. The business to business market is less price sensitive. In this market, Universal Fog competes more on product offerings, quality, brand recognition, and reputation in the industry. Universal Fog has positioned itself as a higher cost, higher benefit competitor.

Customer Concentration

We work directly with the end consumers whenever we perform installs, which is the majority of the time. Because of this, UFI will have a new customer for each product produced resulting in hundreds of new customers per year. As UFI continues to develop its distribution base, the number of customers that we deal with directly will decrease. It is our intention to deal more with landscapers, distributors, contractors and OEM’s in the future. Due to the substantial number of customers that UFI deals with we are not dependent on any single customer or group of customers.

Distributors

UFI has granted one exclusive distributor for the territory of Texas and Louisiana. Under the terms of this distribution agreement, UFI sells products at a discount to MSRP that varies according to the volume of business generated. There are also minimum quotas for the distributor to maintain exclusive rights to the territory. All of our other distributors are independent and non-exclusive. In 2005 we sold products to 40 companies that are distributors or resellers, which accounted for 41% of our total sales for 2005. We have no written agreements other than with the distributor in Texas and Louisiana. We are seeking to expand our exclusive distributorships in the future. We have no franchises at this time.

Patents & Trademarks

We have two patents which are used in the general course of our business. They are as follows:

US Patent Registration No. 5,441,202, entitled “Misting system with improved couplers.” This patent allows Unifog to disperse mist through nozzles which are integrated into a locking T coupler. The rights to this patent are shared with the co-inventor.

US Patent Registration No. 6,772,967, entitled “Misting nozzle.” This patent allows Unifog to create systems utilizing nozzles which come apart and are easy to clean, which is an important feature in our industry.

We have no registered trademarks at this time.

Licenses

Universal Fog has and keeps current licenses for plumbing, subcategory misting both residential and commercial.

Royalties

UFI does not pay any royalties at this time; however, we do employ a commission structure to provide incentive to our sales force.

Labor contracts

We have no contracts with our non-union labor force and no contracts with any of our management or support staff.

Governmental Regulation / Environmental Impacts

Although there exists no formal regulations for Universal Fog products or services that we are aware of we seek UL and / or TUV recognition on some of our products under a voluntary basis. To our knowledge there are no proposed or contemplated governmental regulations pending that would affect us directly or indirectly. The effects of existing environmental regulations pose negligible costs of compliance to our business.

R&D Activities

We estimate that R&D activities have cost the company $7,500 per year for each of the past two years. Such R&D costs primarily arose from labor with little costs in materials.

Foreign Sales

Sales outside of the United States accounted for 34% of sales in 2003, 22% of sales in 2004, and have accounted for 12% of sales in 2005. Nearly all of these sales were executed through independent distributors and sales representatives in foreign countries.

Market Opportunities

Our goal is to satisfy any outdoor or warehouse cooling needs, humidification needs, dust and odor control needs, or other requirements using only the highest quality materials and the experience of 15 years in the industry.

While the Company feels its current business is sufficient to sustain operations, the Company’s management believes that there currently exists a significant market opportunity for misting systems and therefore it is a very good time to seek aggressive expansion opportunities. With our current product line and patents we feel that we can penetrate markets not usually sought after by the misting crowd. While our commercial and residential sales are strong, there also exist some large vertical sales opportunities that we will pursue. The Company’s Research and Development efforts allow us to further develop unique positions. Tom Bontems, our Research and Development leader, has successfully sold misting and fogging products he has created to major corporations, and has built brand equity for the Company in doing so. It is critical that the company build a sales force to deliver these products to the market.

UFI is also a distributor for Sundown Designs, a manufacturer of outdoor lighting systems, for the Arizona territory. UFI believes that this distributorship arrangement allows UFI to sell complementary products and generate more sales per installation.

Offices

Our principal executive offices are located at 1808 South 1st Avenue, Phoenix, Arizona 85003. Our telephone numbers are (602) 254-9114 and (800) 432-6478.

Employees

As of December 31, 2005,we have 12 full-time employees including Tom Bontems, and no part-time employees. We have had a very good relationship with our employees, some of whom have been employed since inception.

LEGAL PROCEEDINGS

In the normal course of our business, we may periodically become subject to various lawsuits. However, there are currently no legal actions pending against us other than described below and, to our knowledge, no such proceedings are contemplated.

On January 16, 2006, Brian Hahn, COO, presented a proposed employment contract for Board of Directors approval. The Board, by unanimous vote, declined to approve the contract and part of a cost containment process, terminated Mr. Hahn’s services to the Company. Mr. Hahn filed suit alleging a contractual violation and requesting cash damages of $63,453.36 and common stock in the amount of 3,458,295 shares. The Company intends to vigorously defend the suit. The plaintiff’s attorney as agreed to postponement of the Company’s answer while good faith settlement discussions are ongoing. Management believes that a settlement will be reached that will not have a material affect on the financial statements. As of June 30, 2006, the Company has accrued a loss contingency of $17,510 relating to this matter. As of November 3, 2006, there have been no further developments.

DESCRIPTION OF PROPERTY

On January 3, 2005, our majority stockholder, Tom Bontems, contributed as additional paid in capital the land, office and manufacturing facilities located at 1808 South First Avenue, Phoenix, Arizona to UFI. Because this transaction is one between entities under common control, these facilities were recorded into our books and records at Mr. Bontems’ historical cost of $401,117. Additionally, leasehold improvements, net of amortization of $6,103 were transferred to paid in capital. These facilities are security for a note payable. The mortgage payable bears interest at 8.4% per annum, contains no restrictions or debt covenants, and provides for monthly principal and interest payments of $1,443 through May 30, 2006, at which time the remaining principal and all accrued interest shall be due and payable. The property was transferred to UFI subject to the existing first mortgage and only that portion of the cost in excess of the mortgage was considered as additional paid in capital. Mr. Bontem’s basis was determined by the original price paid for the facilities and receipts and invoices for improvements to make the property serviceable. The original purchase price paid by Mr. Bontems was $274,000. Materials and labor necessary to bring the property to a serviceable condition amounted to $165,983 for a total original cost less depreciation and amortization of $38,866 arriving at an amount transferred of $401,117. Improvements included a metal security fence, new roof, construction of offices, addition of paved parking and driveway, HVAC, electrical and plumbing facilities in the offices and additional storage and warehouse facilities.

The mortgage payable was assumed by UFI on January 3, 2005 when the land, office and manufacturing facilities were contributed to UFI as additional paid in capital by our majority stockholder. The principal balance due at December 31, 2005 was $143,296. On March 29, 2006, the Company received approval of a refinancing of this mortgage. The new mortgage had a beginning principal balance of $142,279.34 and bears interest at 8.34% with a balloon payment of $114,323.07 which will be due on May 30, 2011, and has a term of five years and principal and interest will be payable monthly based on a fifteen year amortization. The mortgage is guaranteed by Tom and Steffani Bontems. The Company and the guarantors are required to submit annual tax returns, the Company’s annual audited financial statements, quarterly Company prepared financials and personal financial statements of the guarantors. No financial covenants were required by the Lender. The closing documents have been signed by the borrower and by the guarantors.

We believe that our current office space is sufficient for our current needs and that additional space is available should we require additional office space. The condition of our manufacturing facilities is good.

MANAGEMENT

Directors and Executive Officers

The following table sets forth, as of December 31, 2005, the names and ages of all of our directors and executive officers and all positions and offices held. Each director will hold such office until the next annual meeting of shareholders and until his or her successor has been elected and qualified.

Name	Age	Position
Tom A. Bontems	46	President, CEO and CFO, Chairman of Board of Directors
Teri Foster	39	Director
Jack C. Robinson	63	Director
Hall E. Ewing	54	Director and Secretary

The board of directors has appointed an audit, compensation, and disclosure committee consisting of the three independent board members. The audit committee does not have a named financial expert but will contract with an outside party to provide this service.

Family Relationships

There are no family relationships between and among any of our directors or executive officers.

Business Experience

The following summarizes the occupation and business experience during the past five years for our officers and directors.

TOM A. BONTEMS. President Universal Fog, Chairman BOD Universal Fog, incorporated Universal Fog in 1996. Prior to 1996, Mr. Bontems was the President and Founder of Arizona Mist which was incorporated in 1989 and was built into a $5MM business which was sold to Orbit Sprinklers. As a result of the sale of Arizona Mist to Orbit Sprinklers, the high pressure division known as Universal Fog was spun off directly to Mr. Bontems. At this point, Universal Fog, Inc. was created as a stand alone company. Mr. Bontems is an expert in the field of misting, high pressure spray and water handling and nozzle technologies. Further expertise lies in the fields of cotton production management, dairy cow, chicken, hog and horse management. Mr. Bontems also founded ACE Curb and Stone which specializes in stone and masonry construction in the Phoenix area. Additionally, Mr. Bontems founded Peek A Boo Bottoms with the granting of a patent in the field of apparel. Several other patents are held in the high pressure spray industry.

TERI FOSTER is a Private Mortgage Banker at Wells Fargo Home Mortgage in Houston, Texas. Through Private Mortgage Banking, Mrs. Foster provides specialized services for individuals with substantial financial resources. She offers home financing options anywhere in the United States. Mrs. Foster maintains a limited number of alliances with real estate and financial professionals . In so doing, she is able to cultivate mutually beneficial relationships that help to grow businesses . Over the last fifteen years, Mrs. Foster has worked in various roles in the financial/mortgage industry. These roles have included being a branch manager, underwriter, loan closer, credit officer, and a loan officer. Mrs. Foster is an active member of the following organizations: HAR (Houston Association of Realtors) and ABWA (American Business Women’s Association).

JACK C. ROBINSON is a semi-retired owner of commercial property and a storage facility in Gilbert Arizona. He was the founder of RV Interiors in 1985, which developed slide out rooms for recreational vehicles. Mr. Robinson sold RV Interiors in 2001. Mobile home manufacturing, sales, marketing and property development are Mr. Robinson’s forte. To that end he has held positions in industry ranging from Sales Representative to Ombudsman of the mobile home dealers to advisory board member to General Manager. In addition, he owned his own mobile home dealership which he expanded to 3 locations in the San Diego area and subsequently sold.

Mr. Robinson is skilled in sales and marketing and has invoked the use of unusual promotional tactics to increase sales. He also has experience in TV and print advertising.

HALL E. EWING, MA, is the owner of C&P Marketing Inc., a wholesale computer business in Tempe, Arizona, as well as Ocean Cellular, a prepaid phone company. Mr. Ewing received a BS in Physical Education from Towson State University and an MA from the University of South Florida with ongoing post graduate work at the Arizona State University in Education Administration as well as at the Phoenix College for Business. Mr. Ewing has worked in such roles as teacher, high school administrator, leader of sales at Computerland of Arizona, and supporter of Special Olympics programs.

Employment Agreements/ Terms of Office

No members of the Board of Directors or members of the management team presently have employment agreements with us.

Director

Our directors will receive a fee for attending each board of directors meeting or meeting of a committee of the board of directors. The directors’ fees have not been set and will be determined at a future board meeting. However, in August of 2005, the non-employee directors were compensated in the amount of 10,000 shares of common stock for their services during 2005. All directors will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending board of director and committee meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 3, 2005, our majority stockholder, Tom Bontems, contributed as additional paid in capital the land, office and manufacturing facilities located at 1808 South First Avenue, Phoenix, Arizona to UFI. Because this transaction is one between entities under common control, these facilities were recorded into our books and records at Mr. Bontems’ historical cost of $401,117. These facilities are security for a note payable to Heritage Bank, which was also transferred to and assumed by UFI. As of December 31, 2005, the balance of the note payable to Heritage Bank is $143,296.11 and Mr. Bontems remains as a personal guarantor on the note.

Additionally, Mr. Bontems entered into an agreement whereby he assigned certain patent rights to UFI in exchange for 4,000,000 shares of the Company’s convertible preferred stock (see “Description of Capital Stock”). These patent rights were also recorded at Mr. Bontems’ historical cost of $50,218.

In May 2005, Mr. Richard Neussler was paid a cash fee of $36,000 by Mr. Bontems in exchange for services performed in connection with the Stock Purchase Agreement and Share Exchange Agreement by and among Edmonds 6, Inc., and Universal Fog, Inc. This fee is not reimbursable by UFI.

At January 1, 2003, UFI owed Mr. Bontems $104,247 from advances, net of repayments, made in prior years. During the five months ended May 31, 2005, additional advances of $4,647 were made and $36,000 of advances were repaid. During each of the years ended December 31, 2004 and 2003, we repaid $7,875 and $15,944, respectively, of these advances. The advances are unsecured, non-interest bearing and due upon demand as funds are available.

Also, at January 1, 2003, UFI owed another stockholder, Doyle Powell, $153,064 from advances, net of repayments, made in prior years. During the five months ended May 31, 2005 and each of the years ended December 31, 2004 and 2003, we repaid $4,282, $9,921 and $9,437, respectively, of these advances. The advances were unsecured and payable with interest at 5.0% in monthly payments of $1,406 through March 2015. On May 30, 2005, the outstanding advances totaling $129,424 were repaid through the issuance of 540,000 common stock shares. The balance of the indebtedness included $129,424 of principal plus $5,576 of expense reimbursement for a total of $135,000 at $0.25 per share resulting in 540,000 shares of common stock.

The Company made a private placement to Dennis McKee wherein Mr. McKee purchased 2,000,000 shares of the Company’s common stock for $100,000 or $0.05 per share. $48,500 was tendered at the time of purchase and $12,822 was paid through payment of an outstanding invoice leaving a subscription receivable balance of $38,678. The share certificate was tendered prior to the receipt of the remaining funds.

On December 5, 2005, in a negotiated transaction, Mr. McKee tendered 300,000 common stock shares to the Company in exchange for the remaining balance due of the subscription receivable. These shares were recorded as Treasury Stock in the amount of the subscription receivable balance ($38,678).

EXECUTIVE COMPENSATION

The following table sets forth information as of December 31, 2005,

Name and Principal Position	Year(s)	Annual Salary

Tom Bontems, CEO & President	2005	$76,723
	2004	$42,557
	2003	$60,010

Hall Ewing, Director and Secretary	2005*

* Less than $100,000.00. Mr. Ewing has only been associated with the Company since May of 2005.

Compensation of Directors

The Company’s standard arrangement for compensation of directors for any services provided as Director, including services for committee participation or for special assignments is compensation in the form of restricted stock awards. Each non employee director has been compensated with 10,000 shares of restricted common stock for services performed or to be performed during 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 31, 2005 the beneficial ownership of our Common Stock (i) by any person or group known by us to beneficially own more than 5% of the outstanding Common Stock, (ii) by each Director and executive officer and (iii) by all Directors and executive officers as a group. Unless otherwise indicated, the holders of the shares shown in the table have sole voting and investment power with respect to such shares. The address of all individuals for whom an address is not otherwise indicated is 1808 South 1st Ave., Phoenix, AZ 85003.

Name	Class	Shares Beneficially Owned	Percent of Class

Tom Bontems (1) (2)	Common	23,560,000	60.95%

Tom Bontems (5)	Preferred	4,000,000	100%

Dennis McKee (1) (3)	Common	9,168,000	23.72%

KwikTax, Inc. (1) (4)	Common	1,200,000	3.10%

Alsan, LLC (1) (4)	Common	1,200,000	3.10%

Teri Foster (1) (2)	Common	50,000	*

Hall Ewing (1) (2)	Common	34,800	*

Jack Robinson (1) (2)	Common	10,000	*

* Less than 1%

(1) Percentage of beneficial ownership is based on 38,652,300 shares of common stock outstanding as of December 31, 2005.

(2) Directors and Officers as a group hold 61.20% of the common stock outstanding as of December 31, 2005.

(3) Dennis McKee served as an unpaid advisor to Tom Bontems for several years and in that capacity has provided him with advice, counsel, and on numerous occasions, has referred business to UFI. For these past services, Mr. McKee was awarded 8,000,000 shares of restricted common stock. In a private placement, Mr. McKee committed $100,000 in exchange for 2,000,000 shares of restricted common stock with certain registration rights. Mr. McKee returned 300,000 shares to UFI in return for the cancellation of the balance due for the stock subscription. In addition, Mr. McKee sold the following shares in a private transaction: Mark Kay - 280,000 shares; Danny Jacobson - 40,000 shares; Michael Linsey - 20,000 shares; John Morgan - 20,000 shares Mark Dail -100,000 shares; and J. W. Callway - 20,000 shares. He subsequently gifted the following people with the shares indicated as follows: Mary Farrar - 25,000; Bridget Moryl - 5,000; Jason Genet - 100,000; Lee Oden - 100,000; Gary Smith - 20,000; and Berry Wilson - 10,000. The forgoing transactions, which in some cases were with existing shareholders, were not related to future services to be performed for UFI.

(4)KwikTax, Inc. and Alsan, LLC are shown in the above table due to common ownership which makes the combined holding 6.2%, which is a beneficial ownership of greater than 5%.

(5) The preferred stock is convertible into common stock on a one for one basis. The percentage of beneficial ownership is based on 4,000,000 preferred shares outstanding at December 31, 2005.

DESCRIPTION OF OUR CAPITAL STOCK

Common Stock

We are authorized to issue 300,000,000 shares of common stock, $.0001 par value per share. As of the date of this Prospectus, 38,652,300 common shares were issued and outstanding. Each outstanding share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted on by the owners thereof at meetings of Universal Fog shareholders. Upon the completion of this offering, up to 42,652,300 common shares will be issued and outstanding, assuming sale of all of the common shares.

All common shares that are offered, when issued, will be fully paid and non-assessable, with no personal liability attaching to the ownership. The holders of common shares do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding common shares can elect all of the directors.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, $.0001 par value per share. As of the date of this Prospectus, 4,000,000 shares of preferred stock were issued and outstanding. The preferred shares are convertible to common stock on a one-for-one basis at the option of the holder, are secured by the commercial building located at 1808 South 1st Avenue, Phoenix, Arizona, owned by Universal Fog, Inc. The holders of the preferred shares have the right to survive any recapitalization, and in the event of liquidation, these shares also allow the holder to exchange the shares for the UFI office and manufacturing facilities. The preferred shares do not have any preferential dividend or voting rights.

Dividend Policy

It is unlikely that we will declare or pay cash dividends in the foreseeable future. We intend to retain earnings, if any, to expand our operations.

DETERMINATION OF OFFERING PRICE

The offering price for the common stock to be sold in this offering has been determined by our management. The price bears no relation to current income, revenue or other objective financial data. The factors used by our management to determine the offering price include the market potential for our products, the traction we are receiving in various parts of the United States from potential distributors of our products, and the growing potential of foreign markets for our products.

SELLING STOCKHOLDERS

The following table presents information with respect to the selling stockholders and the amount of shares of our common stock that they may offer under this prospectus.

We have agreed to pay all expenses incurred in connection with the registration of the sale of the shares of common stock owned by the selling stockholders covered by this prospectus, other than brokerage commissions, underwriting discounts and commissions, transfer taxes and other out-of-pocket expenses incurred by the selling stockholders in connection with the sale of these shares.

Since the date that we received information from the selling stockholders, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a substantial portion of the shares of common stock held by such selling stockholder in a transaction or series of transactions exempt from the Securities Act. Information regarding the selling stockholder may change from time to time and any changed information will be set forth in a prospectus supplement to the extent required.

The selling stockholders may from time to time offer and sell any or all of the securities under the prospectus. Because no particular selling stockholder is obligated to sell any shares of common stock, we cannot estimate the number of shares of common stock that the selling stockholders will beneficially own after this offering. Beneficial ownership is based upon 38,652,300 shares of common stock outstanding as of December 31, 2005.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Percentage of Outstanding	Number of Shares of Common Stock Covered by this Prospectus

Tom Bontems	23,560,000	60.95%	2,500,000

Dennis McKee	9,168,000	23.72%	3,408,000

Kwiktax, Inc. (1)	1,200,000	3.10%	1,200,000

Alsan, LLC (2)	1,200,000	3.10%	1,200,000

Jeremy Knobel	40,000	0.10%	40,000

Peter Knobel	20,000	0.05%	20,000

Harold W. Melius	80,000	0.21%	80,000

Doyle Powell	1,000,000	2.59%	1,000,000

Donald Zundel	200,000	0.52%	200,000

Dwane Cochenour	40,000	0.10%	40,000

Teri & John Foster	50,000	0.125%	50,000

Brian & Jennifer Hahn	30,000	0.08%	30,000

Sedona Holdings Corp (3)	200,000	0.52%	200,000

Robert C. Pomorski	40,000	0.10%	40,000

Thomas & Margaret Minett	40,000	0.10%	40,000

Thomas J. Garvey	40,000	0.10%	40,000

Joanne M. Garvey	40,000	0.10%	40,000

Monica M. Swift & Karen P. Dwyer	40,000	0.10%	40,000

Jorge Lujan	20,000	0.05%	20,000

Stephen J. Hipp	20,000	0.05%	20,000

Michael J. Gillitzer	10,000	0.03%	10,000

William J. & Karen J. Gamel	40,000	0.10%	40,000

Charles Mazzani	15,000	0.04%	15,000

Hall Ewing	34,800	0.09%	34,800

Norman Wurz	40,000	0.10%	40,000

Jeff Walk	4,000	0.01%	4,000

James R. Pitts, Jr	20,000	0.05%	20,000

Ivan Trauernicht	20,000	0.05%	20,000

John P & Julie K. Mattei	40,000	0.10%	40,000

Mark Kay	360,000	0.92%	360,000

David Rees	192,000	0.50%	192,000

Jeffrey Vincent	192,000	0.50%	192,000

Jack Robinson	10,000	0.03%	10,000

Gary & Monica Gobeli	20,000	0.05%	20,000

Gary W. Smith	60,000	0.15%	60,000

Mark Dail	100,000	0.25%	100,000

Jason Genet	100,000	0.25%	100,000

Lee Oden	100,000	0.25%	100,000

Danny Lee and
Carmela Jacobson	40,000	0.10%	40,000

EIFC Services Corp	40,000	0.10%	40,000

J.W & Carmen Callway	20,000	0.05%	20,000

Mary Farrar	25,000	0.064%	25,000

Michael J. Lindsay	20,000	0.05%	20,000

John S. Morgan	20,000	0.05%	20,000

Brenda & Daniel Hahn-Boisvert	12,000	0.032%	12,000

Berry Wilson	10,000	0.025%	10,000

Bridget Moryl	5,000	0.0125%	5,000

Alan Martin	4,000	0.01%	4,000
Robert Palazzetti	40,000	0.10%	40,000

(1)	Kwiktax, Inc. common stock is owned in equal amount by Lori Waples, Craig Wewerka and Jeffrey Wewerka.
(2)	Jeffrey Wewerka is the Managing Member of Alsan, LLC, which is owned in equal amounts by Jeffrey Wewerka, Lori Waples and Craig Wewerka.
(3)	Todd Hedman is the President and the control person of Sedona Holdings Corp.

PLAN OF DISTRIBUTION

This prospectus, including any amendment or supplement, may be used in connection with sales of up to 15,557,800 shares of our common stock. None of our preferred stock is being offered for sale with this prospectus and no preferred stock has been converted into common stock. The selling stockholders may offer shares of common stock at various times in one or more of the following transactions:

.	- in exchange or the over-the-counter market transactions;
- in private transactions other than exchange or over-the-counter market transactions; - through short sales or put and call option transactions;
- through underwriters, brokers or dealers (who may act as agent or principal);
- directly to one or more purchasers;
- through agents;
- through distribution by the selling stockholder or its successor in - interest to its members, partners or shareholders;
- in negotiated transactions;
- by pledge to secure debts and other obligations; or
- in a combination of such methods.

Selling stockholders who are affiliates of UFI may sell shares at $0.50 per share during the duration of this offering. The only selling stockholders who are considered to be affiliates of UFI for this purpose are Tom Bontems, Dennis McKee, Teri and John Foster, Jack Robinson and Hall Ewing. Selling stockholders who are not affiliates of UFI may sell shares at $0.50 per share until such time as an OTC Bulletin Board market is established, at which time they may sell shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

The selling stockholders also may resell all or a portion of their common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

The selling stockholders may use underwriters, brokers, dealers or agents to sell shares. Any underwriters, brokers, dealers or agent may receive compensations in the form of discounts, concessions or commissions from selling stockholders, the purchasers or such other persons who may be effecting sales hereunder (which discounts, concessions or commissions as to particular underwriters, brokers dealers or agents may be in excess of those customary in the type of transactions involved). Underwriters may sell shares of common stock to or though dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders or other persons effecting sales hereunder, and any such underwriters, brokers, dealers and agents may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts or commissions they receive and any profit on the sale of the common stock they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Some sales may involve shares in which the selling stockholders have granted security interests and which are being sold because of foreclosure of those security interests. At the time a particular offering of shares is made and to the extent required, the aggregate number of shares being offered, the name or names of the selling stockholders and the terms of the offering, including the names of the underwriters, broker-dealers or agents, any discounts, concessions or commissions and other terms constituting compensation from the selling stockholders, and any discounts, concessions or commissions allowed or re- allowed or paid to broker-dealers, will be set forth in an accompanying prospectus supplement.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with a particular selling stockholder. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or their financial institution of the shares of common stock offered hereby, which shares such broker-dealer or their financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may offer and sell shares of common stock other than for cash. In such event, any required details of the transaction will be set forth in a prospectus supplement.

Under the securities laws of certain states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the securities offered by this prospectus may not be sold unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. In connection with any resales by selling stockholders, a prospectus supplement, if required, will be filed under Rule 424(b) under the Securities Act, disclosing the number of shares involved and other details of such resale to the extent appropriate.

Under the rules and regulations under the Exchange Act, any person engaged in a distribution of the shares offered pursuant to this prospectus may be limited in its ability to engage in market activities with respect to those shares. Each selling stockholder will be subject to the provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. Those rules and regulations may limit the timing of purchases and sales of any shares offered by selling stockholders pursuant to this prospectus, which may affect the marketability of the shares offered by this prospectus.

Our stock will become subject to the Penny Stock rules, which impose significant restrictions on the Broker-Dealers and may affect the resale of our stock. Our stock  will become subject to Penny Stock trading rules, and investors will experience resale restrictions and a lack of liquidity. A penny stock is generally a stock that:

- is not listed on a national securities exchange or Nasdaq;

- is listed in “pink sheets” or on the NASD OTC Bulletin Board;

- has a price per share of less than $5.00; and

- is issued by a company with net tangible assets less than $5 million.

The Penny Stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including:

- determination of the purchaser’s investment suitability;

- delivery of certain information and disclosures to the purchaser; and

- receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

Due to the Penny Stock rules, many broker-dealers will not effect transactions in penny stocks except on an unsolicited basis. When our common stock becomes subject to the penny stock trading rules,

- such rules may materially limit or restrict the ability to resell our common stock, and

- the liquidity typically associated with other publicly traded equity securities may not exist.

 We may suspend the use of this prospectus by the Selling Stockholders under certain circumstances.

In addition to any sales of stock by the Selling Stockholders, UFI has registered to sell 4,000,000 shares under this prospectus. UFI will receive no proceeds from any sales of shares by any of the Selling Stockholders, and will only receive proceeds from any sales of stock that are newly issued shares of UFI. UFI may pay commission to certain NASD registered broker/dealers in connection with any sales of newly issued shares of UFI.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Vincent & Rees, LC (“V&R”) is acting as our counsel with respect to this offering. The members of V&R are collectively the beneficial owners of 384,000 shares of our common stock, all of which are being registered in this offering.

SEC’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or controlling persons, we have been informed that in the SEC’s opinion this type of indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless the matter has been settled by controlling precedent in its counsel’s opinion, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Effective June 10, 2005 Turner, Stone & Company, L.L.P. (“Turner Stone”) was employed as our independent certified public accountant. Concurrently, we dismissed Gately & Associates, LLC (“Gately”) . Gately audited our financial statements for the fiscal year ended October 31, 2004 and performed a review of the unaudited financial statements for the fiscal quarters ended January 31, 2005 and April 30, 2005.

The report of Gately for the fiscal year ended October 31, 2004 and the fiscal quarters ended January 31, 2005 and April 30, 2005 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles, except that Gately did not, in the performance of their review, express an opinion on our Unaudited financial statements for either of the fiscal quarters ended January 31, 2005 or April 30, 2005. During the fiscal year ended October 31, 2004 and the fiscal quarters ended January 31, 2005 and April 30, 2005, and through the date of dismissal (June 10, 2005), there were no disagreements by UFI with Gately on any matter of accounting principles or practices, financial statement disclosure of auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Gately, would have caused it to make reference to such disagreement in its reports.

WHERE YOU CAN FIND MORE INFORMATION

We will furnish without charge to you, on written or oral request, a copy of this Registration Statement. You should direct any requests for documents to Universal Fog, Inc., Attention: Corporate Secretary, 1808 South 1st Avenue, Phoenix, Arizona 85003, telephone number: (602) 254-9114. You may also view information at the public reference room at the Securities and Exchange Commission, 100 F Street, NE, Washington, DC 20549.

INDEX TO FINANCIAL STATEMENTS

The following audited financial statements as of December 31, 2005 are set forth on the pages indicated below:

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Universal Fog, Inc.
and Subsidiary
Phoenix, Arizona

We have audited the accompanying consolidated balance sheet of Universal Fog, Inc. and Subsidiary as of December 31, 2005 and 2004 , and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Universal Fog, Inc. and Subsidiary at December 31, 2005 and 2004 , and the consolidated results of their operations and their cash flows for the above referenced periods in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As also discussed in Note 1 to the consolidated financial statements, the Company incurred a loss from operations and has no working capital both of which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 8 to the accompanying consolidated financial statements, the Company retrospectively changed its method of accounting for its Sundown distributorship.

/S/ Turner, Stone & Company, LLP

Turner, Stone & Company, L.L.P.
Certified Public Accountants
March 30, 2006, except for Note 8, and the Sundown distributorship section of Note 5, as to which the date is September 7, 2006

UNIVERSAL FOG, INC.
AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2005 AND 2004

Assets
	2005	2004
Current assets:

Cash	$44,859	$4,363
Accounts receivable, net of allowances
for doubtful accounts of $32,572 and $22,848
respectively	81,271	68,013
Inventory	146,712	38,421
Employee advance	-	1,000

Total current assets	272,842	111,797

Property and equipment, net of accumulated
depreciation of $108,526, and
$94,342, respectively	449,792	40,634

Sundown Distributorship	-	-

Patent rights, net of $1,968 of
accumulated amortization	48,250	-

	$770,884	$152,431

The accompanying notes are an integral part of the consolidated financial statements.

UNIVERSAL FOG, INC.
AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2005 AND 2004

Liabilities and Stockholders’ Equity (Deficit)

	2005	2004

Current liabilities:

Accounts payable, trade	$114,456	$28,136
Accrued expenses & other	71,145	2,691
Advances from stockholders	48,174	214,134
Note payable	143,296	-

Total current liabilities	377,071	244,961

Commitments and contingencies	-	-

Stockholders’ equity (deficit):

Convertible preferred stock, $.0001
par value, 10,000,000 shares
authorized, 4,000,000, and 0
shares issued and outstanding respectively	400	-
Common stock, $.0001 par value,
300,000,000 shares authorized,
38,652,300, 100,000
shares issued and outstanding,
respectively	3,865	1,000
Additional paid-in capital	903,614	-
Accumulated deficit	(475,388)	(93,530)
Treasury Stock, 300,000 shares, at cost	(38,678)	(-)

Total stockholders’ equity (deficit)	393,813	(92,530)

	$770,884	$152,431

The accompanying notes are an integral part of the consolidated financial statements.

UNIVERSAL FOG, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

Sales, net of returns	$747,064	$564,970

Cost of sales	334,399	133,472

Gross profit	412,665	431,498

Operating expenses:

Compensation expense	302,253	106,570
Advertising and marketing	51,932	5,337
General and administrative expense	422,064	207,390

Total operating expenses	776,249	319,297

Income (loss) from operations	(363,584)	112,201

Interest expense	18,274	6,956

Net income (loss) before income taxes	(381,858)	105,245

Provision for income taxes	-	-

Net income (loss)	$(381,858)	$105,245

Net income (loss) per share:

Basic	$(.01)	$.00

Diluted	$(.01)	$.00

The accompanying notes are an integral part of the consolidated financial statements.

UNIVERSAL FOG, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	Preferred Stock		Common Stock		Add’l Paid	Stock	Accumulated	Treasury
	Shares	Amount	Shares	Amount	In Capital	Subscribed	Deficit	Stock	Total
Balance December 31, 2003	-	$-	100,000	$1,000	$-	$-	$(198,775)	$-	$(197,775)

Net income	-	-	-	-	-	-	105,245	-	105,245

Balance December 31, 2004	-	-	100,000	1,000	-	-	(93,530)	-	(92,530)

Contribution of property/equipment,
net of related note payable,
as additional paid in capital	-	-	-	-	250,562	-	-	-	250,562

Common stock issued for services
and cancellation of original shares	-	-	(65,600)	(656)	34,056	-	-	-	33,400

Reverse merger with Edmonds 6, Inc.	-	-	34,365,600	3,096	(3,096)	-	-	-	-

Issuance of preferred stock
for patent rights	4,000,000	400	-	-	49,818	-	-	-	50,218

Issuance of common stock in
private placement for cash	-	-	998,800	100	249,600	-	-	-	249,700

Issuance of common stock for cash	-	-	2,000,000	200	99,800	(51,500)	-	-	48,500

Issuance of common stock in
repayment of advances from
stockholder	-	-	540,000	54	129,370	-	-	-	129,424

Issuance of common stock for services	-	-	513,500	51	43,524	-	-	-	43,575

Issuance of common stock for distributorship rights	-	-	200,000	20	49,980	-	-	-	50,000

Stock subscription collected	-	-	-	-	-	12,822	-	-	12,822

Repurchase of 300,000 shares common stock	-	-	-	-	-	38,678	-	(38,678)	-

Net loss	-	-	-	-	-	-	(381,858)	-	(381,858)

Balance December 31, 2005	4,000,000	$400	38,652,300	$3,865	$903,614	$-	$(475,388)	$(38,678)	$393,813

The accompanying notes are an integral part of the consolidated financial statements.

UNIVERSAL FOG, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

Cash flows from operating activities:

Net income (loss)	$(381,858)	$105,245
Adjustments to reconcile net income (loss)
to cash provided by operating activities:
Depreciation and amortization	16,152	10,045
Provision for uncollectible accounts	9,724	-
Common stock issued for services	126,975	-
Changes in operating assets and liabilities:
Accounts receivable, trade	(23,764)	(31,567)
Inventory	(107,508)	(8,048)
Accounts payable, trade	86,320	(55,848)
Accrued expenses	68,454	536

Net cash provided by (used in) operating activities	(205,505)	20,363

Cash flows from investing activities:

Purchase of equipment	(22,225)	-
Advances to employees	-	(1,000)
Repayment of employee advances	1,000	-

Net cash provided by (used in) investing activities	(21,225)	(1,000)

Cash flows from financing activities:

Proceeds from issuance of common stock	311,022	-
Repayment of note payable	(7,260)	-
Advances from stockholders	3,746	-
Repayment of stockholder advances	(40,282)	(17,796)

Net cash provided by (used in) financing activities	267,226	(17,796)

Net increase in cash	40,496	1,567

Cash at beginning of year	4,363	2,796

Cash at end of year	$44,859	$4,363

The accompanying notes are an integral part of the consolidated financial statements.

UNIVERSAL FOG, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

Supplemental Cash Flows Disclosures

	2005	2004

Interest paid	$18,274	$6,956

Income taxes paid	$-	$-

Non-Cash Investing and Financing Activities

	2005	2004
Contribution of property and equipment,
net of related note payable, as
additional paid in capital	$250,562	$-

Common stock issued for services	$76,975	$-

Preferred stock issued for patent rights	$50,218	$-

Common stock issued in repayment
of advances from stockholder	$129,424	$-

Common stock issued to purchase
distributorship rights	$50,000	$-

The accompanying notes are an integral part of the consolidated financial statements.

UNIVERSAL FOG, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and operations

Universal Fog, Inc. was incorporated in the state of Arizona on July 11, 1996 and was the successor of the business known as Arizona Mist, Inc. which began in 1989. On May 9, 2005, Universal Fog, Inc. entered into a Stock Purchase Agreement and Share Exchange (effecting a reverse merger) with Edmonds 6, Inc. (Edmonds 6) and its name was changed to Universal Fog, Inc. (hereinafter referred to as either UFI or the Company). Edmonds 6 was incorporated on August 19, 2004 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. Pursuant to this agreement, Universal Fog, Inc. (which has been in continuous operation since 1996) became a wholly owned subsidiary of Edmonds 6.

The Company manufactures misting systems for outdoor cooling in Arizona and distributes its products to commercial and residential customers throughout the United States

Principles of consolidation and basis of presentation

The accompanying consolidated financial statements included the general accounts of the Company, a Delaware corporation formerly Edmonds 6, Inc. (see above), and its wholly owned Arizona subsidiary, also named Universal Fog, Inc. All material intercompany transactions, accounts and balances have been eliminated in the consolidation.

For financial reporting purposes the reverse merger with Edmonds 6 (see above) has been treated as a recapitalization of UFI with Edmonds 6 being the legal survivor and UFI being the accounting survivor and the operating entity. That is, the historical financial statements prior to May 9, 2005 are those of UFI and its operations, even though they are labeled as those of the Company. Retained earnings of UFI related to its operations, is carried forward after the recapitalization. Operations prior to the recapitalization are those of the accounting survivor, UFI and its predecessor operations, which began July 11, 1996. Earnings per share for the periods prior to the recapitalization are restated to reflect the equivalent number of shares outstanding for the entire period operations were conducted. Upon completion of the reverse merger, the financial statements become those of the operating company, with adjustments to reflect the changes in equity structure and receipt of the assets and liabilities of UFI.

The consolidated financial statements of the Company have been prepared assuming that the Company will continue as a going concern. However, the Company has suffered an operating loss and it has a net working capital deficit and it has substantially no cash. These conditions, among others, give rise to substantial doubt about the Company’s ability to continue as a going concern. Management is continuing to seek additional equity capital to fund its various activities and as part of a capital procurement plan, filed a form SB2 registration statement with the SEC on October 5, 2005 to sell 4,000,000 shares of its stock to the public. The filing is not currently effective and will expire on June 30, 2006. Management has also eliminated or reduced unnecessary costs. However, there is no assurance that steps taken by management will meet the Company’s needs or that it will continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash flows

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and it believes it is not exposed to any significant credit risks affecting cash. None of the Company’s cash is restricted.

For purposes of the consolidated statements of cash flows, cash includes demand deposits, time deposits, short-term cash equivalent investments with original maturities of less than three months and cash management money market funds available on a daily basis.

Revenue recognition

The Company extends unsecured credit to its customers from the retail and wholesale sale of its products. All products are shipped F.O.B. the Company’s facilities. Typical credit policies may include a one-half of total cost deposit prior to shipping for domestic shipments and one hundred per cent payment prior to shipping for international shipments. Shipping and handling costs, which are separately billed to customers, are not material and are reflected in the accompanying consolidated financial statements along with revenues. The Company’s fog systems are custom designed and manufactured for each specific application on a project-by-project basis to the general public, construction contractors, agricultural and industrial users, and wholesale to approved distributors. Each system is either competitively bid or individually negotiated resulting in a fixed contractual sales price. Revenue is recognized after delivery and/or installation occurs and upon acceptance by the customer. In the rare instance where collection is not reasonably assured, revenue is not recognized until collection is reasonably assured.

We grant our customers the right to return products which they do not find satisfactory, or where installation problems, if any, occur. In the rare instance where we have an unsatisfactory installation, we complete whatever changes are necessary to satisfy the customer at our expense. Upon sale, we evaluate the need to record a provision for product return based on our historical experience, economic trends and changes in customer demand.

Accounts receivable and doubtful accounts

The Company’s accounts receivable are unsecured and generally represent sales on a net 30-day basis to customers located throughout the United States. With the exception for amounts reserved for doubtful collectibility, management believes it is not exposed to any significant credit risks affecting accounts receivable and that these accounts are fairly stated at estimated net realizable amounts. At December 31, 2005 and 2004, accounts receivable are reflected in the accompanying consolidated financial statements net of an allowance for doubtful accounts totaling $32,572 and $22,848 respectively. The allowance represents management’s estimate of those receivables that might not be collectible based on the Company’s historical collection experience.

Inventory

Inventory consists primarily of raw materials used in the manufacture of misting products and finished goods held for resale. Inventory is stated at the lower of cost, determined using the first-in, first-out method, or net realizable value (market). At December 31, 2005 and 2004, inventories are comprised of the following components.

	2005	2004

Raw materials	$21,471	$15,368
Work in progress	6,765	11,536
Finished goods	118,476	11,517

	$146,712	$38,421

Property and equipment

Property and equipment, including that contributed by the Company’s majority stockholder as additional capital (Notes 4 and 6), is stated at cost less accumulated depreciation. Depreciation of property and equipment is being provided by the straight-line method over estimated useful lives of three years for computer equipment, five and seven years for vehicles, furniture and fixtures, and shop equipment, ten years for parking lot improvements and forty years for building. During the years ended December 31, 2005 and 2004, depreciation expense totaled $14,184, and $10,045 respectively. At December 31, 2005 and 2004, property and equipment was comprised of the following.

	2005	2004

Land	$87,997	$0
Building	313,120	0
Parking lot improvements	23,971	23,971
Machinery and equipment	67,830	65,440
Transportation equipment	46,591	32,091
Furniture and fixtures	18,809	13,474
	558,318	134,976
Less accumulated depreciation	(108,526)	(94,342)

	$449,792	$40,634

Goodwill and intangible assets

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after June 15, 2001. Under the new standards, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests. Other intangible assets will continue to be amortized over their useful lives.

On May 9, 2005, the Company was assigned the rights to two patents developed by Mr. Bontems, the Company’s controlling stockholder, in exchange for the issuance of 4,000,000 convertible preferred stock shares (Notes 2 and 6). Because this transaction is one between entities under common control, the patent rights are carried on the Company’s general accounts at their historical cost to Mr. Bontems pursuant to SFAS No. 141 and Staff Accounting Bulletin No. 48.

The patents rights are being amortized using the straight-line method over their remaining estimated lives of approximately six and sixteen years. For the year ended December 31, 2005 amortization expense related to these patent rights totaled $1,968. For each of the next five years, management estimates amortization of these patent rights to approximate $3,000.

Impairment or disposal of long lived assets

The Company has adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long Lived Assets. This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, and long-lived assets and certain identifiable intangibles to be disposed of. The Company periodically evaluates, using independent appraisals and projected undiscounted cash flows, the carrying value of its long-lived assets and certain identifiable intangibles to be held and used whenever changes in events or circumstances indicate that the carrying amount of assets may not be recoverable. In addition, long-lived assets and identifiable intangibles to be disposed of are reported at the lower of carrying value or fair value less cost to sell. During the years ended December 31, 2005 and 2004, the Company identified no impairment of its intangibles and recognized no losses on other long-lived assets related to its misting operations.

Advertising costs

Advertising costs consist primarily of magazine advertising, sales catalogues and promotional brochures. Magazine advertising is charged to expense over the period the advertising takes place and other advertising costs are charged to expense over the periods expected to be benefited, which is generally not more than twelve months. For the years ended December 31, 2005 and 2004, advertising expense totaled $35,650 and $5,337 respectively.

Income/loss per share

Basic income/loss per share amounts are computed by dividing the net income or loss by the weighted average number of common stock shares outstanding. Diluted income/loss per share amounts reflect the maximum dilution that would have resulted from the issuance of common stock through potentially dilutive securities. Other than the convertible preferred stock (Note 2), the Company does not have any convertible securities, outstanding options or warrants that could potentially dilute the earnings of its common stockholders. Diluted loss per share amounts are computed by dividing the net income/loss (the preferred shares do not contain dividend rights) by the weighted average number of common stock shares outstanding plus the assumed issuance of the convertible preferred stock. For the years ended December 31, 2005 and 2004, basic income/loss per share amounts are based on 36,531,329 and 34,000,000 weighted-average number of common stock shares outstanding, respectively. For the year ended December 31, 2005, no effect has been given to the assumed conversion of the convertible preferred stock shares as the effect would be antidilutive.

Stock based incentive program

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

The new standard will be effective for the Company in the first interim or annual reporting period beginning after December 15, 2005. The Company does not believe that the adoption of this standard will have a material impact on its consolidated financial statements.

Fair value of financial instruments

In accordance with the reporting requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments, the Company calculates the fair value of its assets and liabilities which qualify as financial instruments under this Statement and includes this additional information in the notes to the financial statements when the fair value is different than the carrying value of those financial instruments. The estimated fair value of cash, accounts receivable and accounts payable approximate their carrying amounts due to the short maturity of these instruments. The estimated fair value of the mortgage payable and advances from stockholders also approximates their carrying values because their terms are comparable to similar lending arrangements in the marketplace. At December 31, 2005, the Company did not have any other financial instruments.

Recent Accounting Pronouncements

During the years ended December 31, 2005 and 2004, there were several new accounting pronouncements issued by the Financial Accounting Standards Board (FSAB) the most recent of which was Statement on Financial Accounting Standards (SFAS) No. 154, Accounting Changes and Error Corrections. Each of these pronouncements, as applicable, has been or will be adopted by the Company. Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on the Company’s financial position or operating results.

Comprehensive income

SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statements and (b) display the accumulated balance of other comprehensive income separately in the equity section of a balance sheet. The Company’s comprehensive income does not differ from its reported net income.

Research and Development

The Company expenses research and development expenses as they are incurred. During the years ended December 31, 2005 and 2004, these expenses amounted to $8,727 and $5,981.

2.  CAPITAL STRUCTURE DISCLOSURES

The Company’s capital structure is complex and consists of a series of convertible preferred stock and a general class of common stock. The Company is authorized to issue 310,000,000 shares of stock with a par value per share of $.0001, 10,000,000 of which have been designated as preferred shares and 300,000,000 of which have been designated as common shares.

Convertible preferred stock

On May 9, 2005, the Company issued 4,000,000 preferred stock shares to its majority common stockholder in exchange for the assignment of two patent rights (Notes 1 and 6). These shares are convertible into the Company’s common stock at the option of the holder any time after one year from the date of issuance. Each share of convertible preferred stock is convertible into one share of common stock. In the event of liquidation, these shares also allow the holder to exchange the shares for the Company’s office and manufacturing facilities (Notes 1 and 6). In addition, the shares will survive and not be affected by any recapitalization, reorganization or reverse stock split.

Common stock

Each common stock share contains one voting right and contains the rights to dividends if and when declared by the Board of Directors.

Treasury stock

The Company made a private placement to a beneficial shareholder whereas the shareholder purchased 2,000,000 shares of the Company’s common stock for $100,000 or $0.05 per share. $48,500 was tendered at the time of purchase and $12,822 was paid through payment of an outstanding invoice leaving a subscription receivable balance due of $38,678. The share certificate was tendered prior to the receipt of the remaining funds.

On December 5, 2005, in a negotiated transaction, the shareholder tendered 300,000 common stock shares in exchange for the remaining balance of the subscription receivable in the amount of $38,678. Subsequent to the original transaction, the Company entered into a second private placement which sold shares for $0.25 per share. The Treasury Stock transaction was valued at approximately one half of the per share value of the second private placement. These shares were recorded as Treasury Stock in the amount of $38,678. The Company is in the process of re-issuing 92,000 shares for a price of $0.25 per share. At December 31, 2005, the Company had received $13,000 of proceeds for the re-issuance of 52,000 of such shares and has reflected these proceeds as a liability until the shares are issued by the transfer agent.

The Company sold 52,000 shares of Treasury Stock to an unrelated party for $13,000 or $0.25 per share. At December 31, 2005, the funds had been received but the stock had not been issued by the Transfer Agent, so the sale was accounted for as current liability (common stock issuable). When the share certificate was issued by the transfer agent, the accounting entry reduced the Treasury Stock by $13,000 and reduced the balance in the liability account to zero.

In May 2005 UFI raised $35,000 through the sale of 140,000 shares of its common stock at a price of $0.25 per share. In August 2005 UFI raised $214,700 through the sale of 858,800 shares of its common stock at a price of $0.25 per share. All of these shares were issued under exemptions from the Federal Securities Laws in accordance with Rule 506 of the Securities Act of 1933, as amended (the “Securities Act”).

During the months of May 2005 through August 2005 UFI issued an aggregate of 513,500 shares of its common stock in exchange for services rendered on behalf of UFI by certain third parties. In August 2005 UFI issued an aggregate of 54,500 shares of its common stock to its employees in exchange for services rendered on behalf of UFI and as bonus compensation. These shares were valued at $0.25 per share due to the ongoing private placement which sold shares at $0.25. UFI also issued 40,000 shares to members of its Board of Directors as 2005 Director Compensation and 384,000 shares were issued to Vincent & Rees for attorneys’ fees and were valued at $0.05 per share. These shares were committed prior to the second private placement and were valued based on the first private placement which sold shares at $0.05 per share. An additional 35,000 shares were issued as commissions, which were valued at $0.25 per share due to the then ongoing private placement which sold shares at $0.25 per share.

Stock options, warrants and other rights

As of December 31, 2005, the Company had not adopted any employee stock option plans and no other stock options, warrants or other stock rights have been granted or issued.

3.  RISKS AND UNCERTAINTIES

The Company operates in a highly specialized industry. The concept is inherent in nature, such as water vapor, clouds and fog, which occur due to the earth’s environment. Universal Fog, Inc.’s high pressure fog systems can create the same environment where and when you want it. Using normal tap water and pressurizing it to 800 PSI with our high-pressure pump modules, we force water through a series of patented brass and stainless steel nozzles creating a micro-fine mist or “fog”. With droplets ranging in size from 4 - 40 microns, the fog flash evaporates, removing unwanted heat in the process. Temperature drops up to 400 Fahrenheit are typical in situations where high heat and low humidity exist.

The concept of fog and its benefits have been in use for over 50 years. While most commonly known for cooling, fog can be used for a variety of applications.

These products are marketed outside the United States, which subjects the Company to foreign currency fluctuation risks. During the years ended December 31, 2005 and 2004, foreign sales represented approximately 12% and 22%, respectively.

4.  BORROWINGS

The Company’s borrowings consist of a mortgage payable and interest bearing advances payable to a stockholder (Note 6).

The mortgage payable was assumed by the Company on January 3, 2005 when the land, office and manufacturing facilities were contributed to the Company as additional paid in capital by the Company’s majority stockholder (Notes 1 and 6). On March 29, 2006, the Company received approval of a refinancing of this mortgage. The new mortgage bears interest at 350 basis points over the five year Treasury Rate, has a term of five years and principal and interest is payable monthly based on a fifteen year amortization. The mortgage is guaranteed by Tom and Steffani Bontems. The Company and the guarantors are required to submit annual tax returns, the Company’s annual audited financial statements, quarterly Company prepared financials and personal financial statements of the guarantors. No financial covenants were required by the Lender. The closing documents have been signed by the borrower and by the guarantors.

The advances bear interest at 5.0%, are unsecured and provide for monthly principal and interest payments of $1,406 through March 2015. During the years ended December 31, 2005 and 2004, $4282 and $9920 respectively were repaid. However, on May 30, 2005, the advances were repaid in full through the issuance 540,000 common shares.

At January 1, 2004, the UFI owed its majority stockholder, Tom Bontems, $88,304 from advances, net of repayments, made in prior years. During the year ended December 31, 2005 and 2004, respectively, additional advances of $4,647 and $-0- were made and $36,901 and $7,876, respectively, of advances were repaid. The advances are unsecured, non-interest bearing and due upon demand as funds are available

5.   COMMITMENTS AND CONTINGENCIES

Leases

At December 31, 2005, the Company was not obligated under any capital or operating lease agreements.

Legal matters

The Company is subject to legal proceedings that arise in the ordinary course of business.

On January 16, 2005, Brian Hahn, COO, presented a proposed employment contract for Board of Directors approval. The Board, by unanimous vote, declined to approve the contract and part of a cost containment process, terminated Mr. Hahn’s services to the Company. Mr. Hahn filed suit alleging a contractual violation and requesting cash damages of $63,453.36 and common stock in the amount of 3,458,295 shares. The Company intends to vigorously defend the suit. The plaintiff’s attorney as agreed to postponement of the Company’s answer while good faith settlement discussions are ongoing. Management believes that a settlement will be reached that will not have a material affect on the financial statements. As of December 31, 2005, the Company has accrued a loss contingency of $17,510 relating to this matter. As of November 3, 2006, there have been no new developments.

Sundown Distributorship

On August 9, 2005, the Company entered into an agreement with Sedona Holdings, Corp and Sundown Designs, Inc., to be the exclusive wholesale distributor for in the cities of Scottsdale and Phoenix, Arizona. The Company issued 200,000 shares valued a $0.25 per share as consideration for this agreement. The distributorship was valued at $50,000 since shares were being sold in a private placement for $0.25 per share and this was the fair value of the Company’s common stock on the date of the transaction.

The agreement does not have a set termination date, but is terminable at the will of the manufacturer, with 30 days written notice.

Universal Fog has developed a line of high pressure misting nozzles which will be used in certain of the Sundown Designs outdoor lighting products. These products, as well as the entire Sundown line, will be sold in the local area by Universal Fog as part of its agreement with Sedona Holdings. In addition, Universal Fog will furnish misting nozzles to Sundown Design for their line of products which they sell in other areas. Universal Fog has sold and installed one custom designed lighting project in the Phoenix area and has inquiries and other potential sales for the near future. (Note 8).

6.   RELATED PARTY TRANSACTIONS

Stockholders

On January 3, 2005, the Company’s majority stockholder contributed as additional paid in capital the land, office and manufacturing facilities located at 1808 South First Avenue, Phoenix, Arizona to the Company. Because this transaction is one between entities under common control, these facilities were recorded into the Company’s books and records at the stockholder’s historical cost of $401,117. These facilities are security for a note payable (Note 4), which was also transferred to and assumed by the Company, in the amount of $150,555 resulting in a net amount of contributed capital of $250,562.

Additionally, the Company’s majority stockholder entered in to an agreement whereby he assigned certain patent rights to the Company in exchange for 4,000,000 shares of the Company’s convertible preferred stock (Note 2). These patent rights were also recorded at the stockholder’s historical cost of $50,218.

At January 1, 2004, the Company owed its majority stockholder $88,304 from advances, net of repayments, made in prior years. During the years ended December 31, 2005 and 2004, additional advances of $4,647 and $0, respectively, were made and the Company repaid $36,901 and $7,876 of these advances. The advances are unsecured, non-interest bearing and due upon demand as funds are available.

Also, at January 1, 2004, the Company owed another stockholder $143,626 from advances, net of repayments, made in prior years. During the years ended December 31, 2004 and 2004, the Company repaid $9,920 and $4,282, respectively, of these advances. The advances were unsecured and payable with interest at 5.0% in monthly payments of $1,406 through March 2015. On May 30, 2005, the outstanding advances totaling $129,424 were repaid through the issuance of 540,000 common stock shares. The balance of the indebtedness included $129,424 of principal plus $5,576 of expense reimbursement for a total of $135,000 at $0.25 per share resulting in 540,000 shares of common stock.

7.  INCOME TAXES

The Company accounts for corporate income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, future tax benefits, such as those from net operating loss carry forwards, are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Prior to the Company’s merger with Edmonds 6, Inc. (Note 1), the Company was treated for federal and state income tax reporting purposes as an S corporation whereby its income/loss was taxed directly to its stockholder and corporate level income taxes were not paid. After May 9, 2005, the Company will no longer be treated as an S corporation and will be subject to federal and state income taxes. As of December 31, 2005, the Company has a net operating loss attributable to the period from May 9th through December 31st of approximately $290,000 available to offset future taxable income, which will expire in 2025.

A reconciliation of income tax expense at the statutory federal rate of 34% to income tax expense at the Company’s effective tax rate for each of the years ended December 31, 2005 and 2004 is as follows.

	2005	2004
Tax expense (benefits) computed
at statutory rate	$(129,832)	$35,783
Surtax exemptions	-	-
State income taxes net of
federal benefit	( -)	-
Taxes attributable to earnings
as an S corporation	14,492	(35,783)
Allowance for doubtful accounts	11,074
	104,266	-
	(104,266)
Tax attributable to NOL benefit	$-	$-

The Company uses the accrual method of accounting for income tax reporting purposes. Significant components of the Company’s deferred tax assets (benefits) and liabilities are summarized below.

2005
Deferred tax assets:
Net operating loss carry forward	$104,266
Allowance for doubtful accounts	11,074
Less valuation allowance	(115,340)
-
Deferred tax liabilities:
Depreciation differences	-
Net deferred tax assets	$-

8.      SUBSEQUENT EVENT—SUNDOWN DISTRIBUTORSHIP AND RESTATEMENT

In August of 2006, the Company re-evaluated its accounting for the Sundown Distributorship (Note 5) and charged the entire cost of the distributorship, an amount previously accounted for as an asset, to expense in the December 31, 2005 financial statements. The Company re-evaluated the future economic benefits to be derived from this distributorship and determined that no, or minor economic benefit, had been realized through the first eight months of 2006 and since the signing of the agreement, which indicated that any future economic benefit was indeterminable. In accordance with SFAS 154 “Accounting Changes and Error Corrections,” the Company adjusted its accounting for the Sundown Distributorship to correct an error in its initial recording of the cost of this distributorship. The effect of this change reduced previously reported net income by $50,000 and reduced total assets and stockholders’ equity by the same amount, but did not affect reported income per share. There was no indirect effect by this action and there was no effect to any previously reported amounts.

FINANCIAL STATEMENTS

UNIVERSAL FOG, INC.

FINANCIAL STATEMENTS

As of June 30, 2006

UNIVERSAL FOG, INC.
Financial Statements
Table of Contents

FINANCIAL STATEMENTS

 Universal Fog, Inc.

And Subsidiary

Consolidated Balance Sheet
(Unaudited)

June 30, 2006
Assets

Current Assets:

Cash and cash equivalents	$43,430
Accounts Receivable, net of allowance
for doubtful accounts of $32,572	141,198
Inventory	163,409

Total Current Assets	348,037

Property, Plant, and Equipment, net of
accumulated depreciation of
$114,110	444,294

Patent Rights, net of $3,444 of
accumulated amortization	46,774

Total Assets	$839,105

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts Payable-trade	$193,160
Accrued Expenses	90,164
Advances from Stockholders	24,185
Note Payable	141,870

Total Current Liabilities	449,379

Stockholders’ Equity:

Convertible preferred stock, $.0001 par value,
10,000,000 shares authorized, 4,000,000
shares issued and outstanding	400
Common stock, $.0001 par value,
300,000,000 shares authorized,
38,652,300 shares
issued and outstanding	3,865

Additional Paid-in Capital	905,908
Accumulated Deficit	(520,447)

Total Stockholders’ Equity	389,726
Total Liabilities
and Stockholders’ Equity	$839,105

See Notes to Consolidated Financial Statements

F-1

 Universal Fog, Inc.

and Subsidiary

Consolidated Statements of Operations
(Unaudited)

	3 Mos. Ended June 30, 2006	3 Mos. Ended June 30, 2005	6 mos. Ended June 30, 2006	6 mos. Ended June 30, 2005

Sales, net of returns	$343,920	$216,259	$483,209	$314,839

Cost of Sales	154,708	87,096	238,501	103,896

Gross Profit	189,212	129,163	244,708	210,943

Operating Expenses:

General and administrative expenses	86,386	114,270	157,960	146,327

Advertising & Marketing	3,583	2,097	6,229	2,957

Compensation Costs	57,366	71,789	115,875	101,942

Total Operating Expenses	147,335	188,156	280,064	251,226

Net Income (Loss) from operations	41,877	(58,993)	(35,356)	(40,283)

Interest Expense	6,892	1,932	9,703	4,831

Net Income (Loss) before income taxes	34,985	(60,925)	(45,059)	(45,114)

Provision for Income Taxes	0	0	0	0

Net Income (Loss)	$34,985	$(60,925)	$(45,059)	$(45,114)

Earnings (Loss) Per Common Share:
Basic	$0.00	$0.00	$0.00	$0.00
Diluted	$0.00	$0.00	$0.00	$0.00

See Notes to Consolidated Financial Statements

F-2

 UNIVERSAL FOG, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2006 and 2005

	2006	2005
Cash flows from operating activities:

Net cash provided by (used in) operating activities	$7,734	$(15,161)

Cash flows from investing activities:

Net cash provided by (used in)
investing activities	0	1,000

Cash flows from financing activities:

Net cash provided by (used in)
financing activities	(9,163)	93,437

Net increase (decrease) in cash	(1,429)	79,276

Cash at beginning of period	44,859	4,363

Cash at end of period	$43,430	$83,639

 See Notes to Consolidated Financial Statements

F-3

UNIVERSAL FOG, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2006 and 2005

Supplemental Cash Flows Disclosures

	2006	2005

Interest paid	$9,703	$4,831

Income taxes paid	$--	$--

Non-Cash Investing and Financing Activities

	2006	2005

Contribution of property and equipment,
net of related note payable, as
additional paid in capital	$--	$250,562

 See Notes to Consolidated Financial Statements.

F-4

UNIVERSAL FOG, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and operations

Universal Fog, Inc. was incorporated in the state of Arizona on July 11,1996 and was the successor of the business known as Arizona Mist, Inc. which began in 1989. On May 9, 2005, Universal Fog, Inc. entered into a Stock Purchase Agreement and Share Exchange (effecting a reverse merger)with Edmonds 6, Inc. (Edmonds 6) and its name was changed to Universal Fog, Inc. (hereinafter referred to as either UFI or the Company).Edmonds 6 was incorporated on August 19, 2004 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. Pursuant to this agreement, Universal Fog, Inc. (which has been in continuous operation since 1996) became a wholly owned subsidiary of Edmonds 6.

The Company began manufacturing systems for outdoor cooling in Arizona and quickly expanded to distribute throughout the United States. As the Company grew, so did the need for more efficient, more effective, and higher quality commercial grade products.

All Universal Fog, Inc. high pressure fog systems are custom designed and manufactured for each specific application. We incorporate three different types of tubing in our systems enabling us to comply with nearly any design requirement. Our low profile 3/8” flexible nylon tubing utilizes our patented SLIP-LOK™ brass fittings allowing extreme versatility and easy installation. The use of 3/8” high-pressure nitrogenized copper is aesthetically very pleasing and enables us to conceal our mist lines behind walls, such as stucco, and meet certain building code requirements. In addition, we also produce systems using 3/8” stainless steel tubing, though copper systems are recommended, providing one of the most extensive product selections in the industry.

The concept is inherent in nature, such as water vapor, clouds, and fog, which manifest due to the earth’s environment. Universal Fog, Inc. high pressure fog systems can create the same environment where and when you want it. Using normal tap water and pressurizing it to 800 PSI with our high-pressure pump modules, we force water through a series of patented brass and stainless steel nozzles creating a micro-fine mist or “fog”. With droplets ranging in size from 4 - 40 microns, the fog flash evaporates, removing unwanted heat in the process. Temperature drops up to 40°F are typical in situations where high heat and low humidity exist.

The concept of fog and its benefits have been in use for over 50 years. While most commonly known for cooling, fog can be used for a variety of applications.

CRITICAL ACCOUNTING POLICIES

Financial Reporting Release No. 60, which was released by the Securities and Exchange Commission (the “SEC”), encourages all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. The Company’s consolidated financial statements include a summary of the significant accounting policies and methods used in the preparation of the consolidated financial statements. Management believes the following critical accounting policies affect the significant judgments and estimates used in the preparation of the financial statements.

F-5

Use of Estimates — Management’s discussion and analysis or plan of operation is based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates these estimates, including those related to allowances for doubtful accounts receivable and long-lived assets. Management bases these estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management must determine at what point in the sales process to recognize revenue. We recognize revenue when title passes to the purchaser or when installation is complete and the customer is invoiced. Early or improper revenue recognition can affect the financial statements. We have established credit policies which, we believe will eliminate or substantially lower our uncollectible accounts receivable; however, management must make judgments regarding when and if to classify a receivable as uncollectible and this may affect the financial statements. The timing of purchase and the depreciation policies for property and equipment may affect the financial statements. Advertising costs can be deferred or may not be properly allocated to the proper accounting period and this can affect the financial statements.

We review the carrying value of property and equipment for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

Effective January 1, 2006, we adopted the provisions of SFAS No. 123(R), “Share-Based Payment,” under the modified prospective method. SFAS No. 123(R) eliminates accounting for share-based compensation transactions using the intrinsic value method prescribed under APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and requires instead that such transactions be accounted for using a fair-value-based method. Under the modified prospective method, we are required to recognize compensation cost for share-based payments to employees based on their grant-date fair value from the beginning of the fiscal period in which the recognition provisions are first applied. During the year ended December 31, 2005, we paid certain invoices, bonused employees, and paid directors by issuing shares of our common stock. These shares were issued at the fair value of the shares at the date of issuance.

For periods prior to adoption, the financial statements are unchanged, and the pro forma disclosures previously required by SFAS No. 123, as amended by SFAS No. 148, will continue to be required under SFAS No. 123(R) to the extent those amounts differ from those in the Statement of Operations.

Principles of consolidation and basis of presentation

The accompanying consolidated financial statements included the general accounts of the Company, a Delaware corporation formerly Edmonds 6, Inc. (see above), and its wholly owned Arizona subsidiary, also named Universal Fog, Inc. All material intercompany transactions, accounts and balances have been eliminated in the consolidation.

For financial reporting purposes the reverse merger with Edmonds 6 (see above) has been treated as a recapitalization of UFI with Edmonds 6 being the legal survivor and UFI being the accounting survivor and the operating entity. That is, the historical financial statements prior to May 9, 2005 are those of UFI and its operations, even though they are labeled as those of the Company. Retained earnings of UFI related to its operations, is carried forward after the recapitalization. Operations prior to the recapitalization are those of the accounting survivor, UFI and its predecessor operations, which began July 11,1996. Earnings per share for the periods prior to the recapitalization are restated to reflect the equivalent number of shares outstanding for the entire period operations were conducted. Upon completion of the reverse merger, the financial statements become those of the operating company, with adjustments to reflect the changes in equity structure and receipt of the assets and liabilities of UFI.

F-6

Management estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Goodwill and intangible assets

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after June 15, 2001. Under the new standards, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests. Other intangible assets will continue to be amortized over their useful lives.

On May 9, 2005, the Company was assigned the rights to two patents developed by Mr. Bontems, the Company’s controlling stockholder, in exchange for the issuance of 4,000,000 convertible preferred stock shares (Notes 2 and 5). Because this transaction is one between entities under common control, the patent rights are carried on the Company’s general accounts at their historical cost to Mr. Bontems pursuant to SFAS No. 141 and Staff Accounting Bulletin No. 48.

The patents rights are being amortized using the straight-line method over their remaining estimated lives of approximately six and sixteen years. For the three months ended March 31, 2006 amortization expense related to these patent rights totaled $738. For each of the next five years, management estimates amortization of these patent rights to approximate $3,000.

 Income/loss per share

Basic income/loss per share amounts are computed by dividing the net income or loss by the weighted average number of common stock shares outstanding. Diluted income/loss per share amounts reflect the maximum dilution that would have resulted from the issuance of common stock through potentially dilutive securities. Other than the convertible preferred stock (Note 2), the Company does not have any convertible securities, outstanding options or warrants that could potentially dilute the earnings of its common stockholders. Diluted loss per share amounts are computed by dividing the net income/loss (the preferred shares do not contain dividend rights) by the weighted average number of common stock shares outstanding plus the assumed issuance of the convertible preferred stock. For the three months ended March 31, 2006 and 2005, basic income/loss per share amounts are based on 38,652,300 and 34,000,000 weighted-average number of common stock shares outstanding, respectively. For the six months ended June 30, 2006, no effect has been given to the assumed conversion of the convertible preferred stock shares as the effect would be antidilutive.

2.   CAPITAL STRUCTURE DISCLOSURES

The Company’s capital structure is complex and consists of a series of convertible preferred stock and a general class of common stock. The Company is authorized to issue 310,000,000 shares of stock with a par value per share of $.0001, 10,000,000 of which have been designated as preferred shares and 300,000,000 of which have been designated as common shares.

Convertible preferred stock

On May 9, 2005, the Company issued 4,000,000 preferred stock shares to its majority common stockholder in exchange for the assignment of two patent rights (Notes 1 and 5). These shares are convertible into the Company’s common stock at the option of the holder any time after one year from the date of issuance. Each share of convertible preferred stock is convertible into one share of common stock. In the event of liquidation, these shares also allow the holder to exchange the shares for the Company’s office and manufacturing facilities (Notes 1 and 5). In addition, the shares will survive and not be affected by any recapitalization, reorganization or reverse stock split.

F-7

Common stock

Each common stock share contains one voting right and contains the rights to dividends if and when declared by the Board of Directors..

Treasury Stock

On December 5, 2005, in a negotiated transaction, Mr. McKee tendered 300,000 common stock shares to the Company in exchange for the remaining balance due of the subscription receivable. These shares were recorded as treasury stock in the amount of $38,678. On December 29, 2005 and January 9, 2006, $13,000 and $10,000 was received for 52,000 and 40,000 shares of treasury stock. On March 31, 2006, $18,720 was received for 208,000 shares of treasury stock. The Company received a total of $41,720 for the 300,000 shares. The excess of $3,042 was recorded as additional paid in capital.

Stock options, warrants and other rights

As of June 30, 2006, the Company had not adopted any employee stock option plans and no other stock options, warrants or other stock rights have been granted or issued.

3.  RISKS AND UNCERTAINTIES

The Company operates in a highly specialized industry. The concept is inherent in nature, such as water vapor, clouds and fog, which occur due to the earth’s environment. Universal Fog, Inc.’s high pressure fog systems can create the same environment where and when you want it. Using normal tap water and pressurizing it to 800 PSI with our high-pressure pump modules, we force water through a series of patented brass and stainless steel nozzles creating a micro-fine mist or “fog”. With droplets ranging in size from 4 - 40 microns, the fog flash evaporates, removing unwanted heat in the process. Temperature drops up to 40° Fahrenheit are typical in situations where high heat and low humidity exist.

The concept of fog and its benefits have been in use for over 50 years. While most commonly known for cooling, fog can be used for a variety of applications.

These products are marketed outside the United States, which subjects the Company to foreign currency fluctuation risks.

4.   BORROWINGS

The Company’s borrowings consist of a mortgage payable.

The mortgage payable was assumed by the Company on January 3, 2005 when the land, office and manufacturing facilities were contributed to the Company as additional paid in capital by the Company’s majority stockholder (Notes 1 and5). On March 29, 2006, the Company received approval of a refinancing of this mortgage. The new mortgage has a beginning principal balance of $142,279.34 and bears interest at 8.34% with a balloon payment of $114,323.07 which will be due on May 30, 2011, and has a term of five years and principal and interest will be payable monthly based on a fifteen year amortization. The mortgage is guaranteed by Tom and Steffani Bontems. The Company and the guarantors are required to submit annual tax returns, the Company’s annual audited financial statements, quarterly Company prepared financials and personal financial statements of the guarantors. No financial covenants were required by the Lender. The closing documents have been signed by the borrower and by the guarantors.

F-8

 5.   RELATED PARTY TRANSACTIONS

On January 3, 2005, the Company’s majority stockholder contributed as additional paid in capital the land, office and manufacturing facilities located at 1808 South First Avenue, Phoenix, Arizona to the Company. Because this transaction is one between entities under common control, these facilities were recorded into the Company’s books and records at the stockholder’s historical cost of $401,117. These facilities are security for a note payable (Note 4), which was also transferred to and assumed by the Company.

Additionally, the Company’s majority stockholder entered in to an agreement whereby he assigned certain patent rights to the Company in exchange for 4,000,000 shares of the Company’s convertible preferred stock (Note 2). These patent rights were also recorded at the stockholder’s historical cost of $50,218.

At January 1, 2006, the Company owed its majority stockholder $48,174 from advances, net of repayments, made in prior years. During the six months ended June 30, 2006 no additional advances were made and $23,989 of advances were repaid. The advances are unsecured, non-interest bearing and due upon demand as funds are available.

Also, at January 1, 2003, the Company owed another stockholder $153,064 from advances, net of repayments, made in prior years. During the three and six months ended June 30, 2005 and each of the years ended December 31, 2004 and 2003, the Company repaid $4,282, $9,921 and $9,437, respectively, of these advances. The advances were unsecured and payable with interest at 5.0% in monthly payments of $1,406 through March 2015. On May 30, 2005, the outstanding advances totaling $129,424 and expense reimbursement totaling $5,576 were repaid through the issuance of 540,000 common stock shares.

6.   LEGAL MATTERS

The Company is subject to legal proceedings that arise in the ordinary course of business.

On January 16, 2006, Brian Hahn, COO, presented a proposed employment contract for Board of Directors approval. The Board, by unanimous vote, declined to approve the contract and part of a cost containment process, terminated Mr. Hahn’s services to the Company. Mr. Hahn filed suit alleging a contractual violation and requesting cash damages of $63,453.36 and common stock in the amount of 3,458,295 shares. The Company intends to vigorously defend the suit. The plaintiff’s attorney as agreed to postponement of the Company’s answer while good faith settlement discussions are ongoing. Management believes that a settlement will be reached that will not have a material affect on the financial statements. As of December 31, 2005, the Company accrued a loss contingency of $17,510 relating to this matter. As of November 3, 2006, there have been no further developments.

7.   SUNDOWN DISTRIBUTORSHIP

On August 9, 2005, the Company entered into an agreement with Sedona Holdings, Corp and Sundown Designs, Inc., to be the exclusive wholesale distributor for in the cities of Scottsdale and Phoenix, Arizona. The Company issued 200,000 shares valued a $0.25 per share as consideration for this agreement. The distributorship was valued at $50,000 since shares were being sold in a private placement for $0.25 per share and this was the fair value of the Company’s common stock on the date of the transaction.

F-9

The agreement does not have a set termination date, but is terminable at the will of the manufacturer, with 30 days written notice.

Universal Fog has developed a line of high pressure misting nozzles which will be used in certain of the Sundown Designs outdoor lighting products. These products, as well as the entire Sundown line, will be sold in the local area by Universal Fog as part of its agreement with Sedona Holdings. In addition, Universal Fog will furnish misting nozzles to Sundown Design for their line of products which they sell in other areas. Universal Fog has sold and installed one custom designed lighting project in the Phoenix area and has inquiries and other potential sales for the near future. (Note 8)

8.   SUBSEQUENT EVENT—SUNDOWN DISTRIBUTORSHIP AND RESTATEMENT

In August of 2006, the Company re-evaluated its accounting for the Sundown Distributorship (Note 7) and charged the entire cost of the distributorship, an amount previously accounted for as an asset, to expense in the December 31, 2005 financial statements. The Company re-evaluated the future economic benefits to be derived from this distributorship and determined that no or minor economic benefit had been realized through the first eight months of 2006 and since the signing of the agreement, which indicated that any future economic benefit was indeterminable. In accordance with SFAS 154 “Accounting Changes and Error Corrections,” the Company adjusted its accounting for the Sundown Distributorship to correct an error in its initial recording of the cost of this distributorship. The effect of this change reduced previously reported stockholders’ equity by $50,000 and reduced total assets by the same amount, but did not affect reported income per share. There was no indirect effect by this action and there was no effect to any previously reported amounts.

F-10

UNTIL (INSERT DATE), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER’S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification of Directors and Officers

The articles of incorporation generally limit the personal liability of directors for monetary damages for any act or omission in their capacities as directors to the fullest extent permitted by law. In addition, our bylaws provide that the Company shall indemnify and advance or reimburse reasonable expenses incurred by, directors, officers, employees, or agents of the Company, to the fullest extent that a Company may grant indemnification to a director under Delaware Corporate Law, and may indemnify such persons to such further extent as permitted by law.

ITEM 25. Other Expenses of Issuance and Distribution

The following is an itemized statement of the estimated amounts of all expenses payable by the registrant in connection with the registration of the common stock offered hereby:

SEC filing fee	$916
Legal fees	$20,000
Accounting fees	$10,000
Printing costs	$1,000
Miscellaneous	$5,000
Total	$36,916

ITEM 26. Recent Sales of Unregistered Securities

In April 2005 UFI raised $68,322 through the sale of 2,000,000 shares of its common stock at a price of $0.05 per share for a total of $100,000 with the balance of $38,678 being a subscription receivable. In May 2005 UFI raised $35,000 through the sale of 140,000 shares of its common stock at a price of $0.25 per share. In August 2005 UFI raised $214,700 through the sale of 858,800 shares of its common stock at a price of $0.25 per share. All of these shares were issued under exemptions from the Federal Securities Laws in accordance with Rule 506 of the Securities Act of 1933, as amended (the “Securities Act”).

UFI also issued 40,000 shares to members of its Board of Directors as 2005 Director Compensation and 384,000 shares were issued to Vincent & Rees for attorneys’ fees and were valued at $0.05 per share. These shares were committed in April of 2005, prior to the second private placement, and were valued based on the first private placement which sold shares at $0.05 per share. Although the first private placement was to a related party, management believed that the value determined by that transaction was a fair value for the Board of Directors’ compensation shares. In addition, UFI received an invoice from Vincent & Rees for legal services in the amount of $19,200 which was paid with 384,000 shares of common stock. Thus, the value of the services provided was used to value the issuance of the shares to Vincent & Rees. The issuance of the certificates representing the above shares did not occur until the transfer agent was employed.

During the month of May 2005, UFI also issued 540,000 shares of its common stock to Doyle Powell in exchange for the extinguishment of debt in the amount of $135,000. Such shares were issued under exemption from registration in accordance with Section 4(2) of the Securities Act.

During the months of May 2005 through August 2005 UFI issued an aggregate of 513,500 shares of its common stock in exchange for services rendered on behalf of UFI by certain third parties. In August 2005 UFI issued an aggregate of 54,500 shares of its common stock to its employees in exchange for services rendered on behalf of UFI and as bonus compensation. These shares were valued at $0.25 per share due to the private placement which sold shares at $0.25. UFI also issued 40,000 shares to members of its Board of Directors as 2005 Director Compensation and 384,000 shares were issued to Vincent & Rees for attorneys’ fees and were valued at $0.05 per share. These shares were committed prior to the second private placement and were valued based on the first private placement which sold shares at $0.05 per share. An additional 35,000 shares were issued as commissions, which were valued at $0.25 per share due to the then ongoing private placement which sold shares at $0.25 per share.

In May of 2005, the Company sold 2,000,000 shares to the following individual at a price of $0.05 per share. The purchaser had access to all relevant information, financial and otherwise, about the Company by virtue of being a related party.

DENNIS MCKEE	2,000,000

In May of 2005, the Company sold an aggregate of 340,000 shares at a price of $0.25 per share. In each case, the Company provided comprehensive financial statements and business plans about the Company to each purchaser.

JEREMY KNOBEL	40,000
PETER KNOBEL	20,000
HAROLD W MELIUS	80,000
DONALD ZUNDEL	200,000

In May of 2005, the Company settled debt of $129,424 plus expenses of $5,576 for 540,000 shares at a price of $0.25 per share. In addition, Mr. Powell was gifted 460,000 shares by Tom Bontems, the Company’s CEO.
Mr. Powell was provided all relevant information, financial and otherwise, about the Company and is intimately aware of the Company’s business by virtue of his relationship with Mr. Bontems. Mr. Powell is also Mr. Bontems’ father-in-law.

In early May of 2005, the following individuals were awarded stock for services for an aggregate of
424,000 shares at a price of $0.05 per share based on the first private placement. In each case the purchaser had access to all relevant information, financial and otherwise, about the Company by virtue of their relationship with the Company. Jack Robinson, Hall Ewing and Teri Foster were and are directors of the Company.
Mr. Hahn was COO and Messrs Rees and Vincent were and are the Company’s legal counsel.

JACK ROBINSON	10,000
HALL EWING	10,000
TERI FOSTER	10,000
BRIAN HAHN	10,000
DAVID REES	192,000
VINCENT	192,000

In August 2005, the Company sold an aggregate of 653,800 shares at a price of $0.25 per share to the individuals listed below. In each case, the purchaser had access to to all relevant information, financial and otherwise, about the Company through the Company’s private placement memorandum.

DWANE COCHENOUR	20,000
TERI & JOHN FOSTER	40,000
BRIAN & JENNIFER HAHN	20,000
ROBERT C POMORSKI	40,000
THOMAS & MARGARET MINETT	40,000

THOMAS J GARVEY	40,000
JOANNE M GARVEY	40,000
MONICA M SWIFT & KAREN P DWYER	40,000
GARY & MONICA GOBELI	20,000
GARY W SMITH	40,000
STEPHEN J HIPP	20,000
MICHAEL J GILLITZER	10,000
WILLIAM J & KAREN J GAMEL	40,000
JOHN P & JULIE K MATTEI	40,000
JAMES R PITTS JR	20,000
HALL EWING	20,000
HALL EWING	4,800
JEFF WALLK	4,000
IVAN TRAUERNICHT	20,000
DWANE COCHENOUR	20,000
NORMAN WURZ	40,000
MARK KAY	80,000

In August 2005, the Company entered into a distribution agreement with Sedona Holdings to develop a misting nozzle for their outdoor lighting products and for the Company to purchase a distributorship for the outdoor lighting product. The Company paid for the distributorship with 200,000 shares at a price of $0.25 per share. In addition, the Company paid an invoice for Web Services with
15,000 shares at a price of $0.25 per share. In both cases, the purchaser had access to all relevant information, financial and otherwise, about the Company through the Company’s private placement memorandum.

SEDONA HOLDINGS CORP	200,000
CHARLES MAZZINI	15,000

In August 2005, the Company awarded an aggregate of 54,500 shares to employees valued at a price of $0.25 per share to the individuals listed below. In each case, the purchaser had access to all relevant information, financial and otherwise, about the Company by virtue of their employment with the Company.

GABINA BAUTISTA	500
BRAD BONTEMS	10,000
ANGELA GRANT	10,000
TOM LEBLANC	500
LUKE LEBLANC	10,000
JESUS MEDINA	500
JOANNIE MERRIMAN	10,000
FRANCISCO MORALES	500

FILIBERTO SANTIZ-CANCINO	500
RYAN BONTEMS	10,000
FITCH	500
KEVIN LEBLANC	500
JORGE SOBERANES	500
VALENCIA	500

In December 2005 and January 2006 , the company sold an aggregate of
92,000 shares to the following individuals at a price of $0.25 per share in the amounts listed below.
In each case, the purchaser had access to all relevant information, financial and otherwise, about the Company by virtue of the relationship with officers and former officers.
EIFC	40,000
Brenda Hahn	12,000
Robert Palazzetti	40,000

In March 2006, the following individual repurchased 208,000 shares at a price of $0.09 per share.
The purchaser had access to all relevant information, financial and otherwise, about the
Company by virtue of being a related party.

Dennis McKee	208,000

All of the above mentioned shares were issued under exemption from registration in accordance with Section 4(2) of the Securities Act. Our officers and directors determined the sophistication of our investors, as the investors were either accredited investors, business associates of, or personally known to, our officers and directors. Each investor completed a subscription agreement whereby the investors certified that they were purchasing the shares for their own accounts, with investment intent. This offering was not accompanied by general advertisement or general solicitation and the shares were issued with a Rule 144 restrictive legend. Under the Securities Act of 1933, all sales of an issuers’ securities or by a shareholder, must either be made (i) pursuant to an effective registration statement filed with the SEC, or (ii) pursuant to an exemption from the registration requirements under the 1933 Act.

In May 2005, we issued 4,000,000 shares of preferred stock, convertible into common stock on a one-for-one basis at the option of the holder, Tom Bontems, in exchange for his contribution of certain patents to the Company, as referenced in Exhibit 2.4 to this Registration Statement. Such shares were issued under exemption from registration in accordance with Section 4(2) of the Securities Act.

In December 2005 we sold an aggregate of 52,000 treasury shares to affiliates of our former COO, Mr. Brian Hahn. In January 2006 we sold 40,000 treasury shares to Robert Palazzitti, an affiliate of our CEO, Mr. Tom Bontems. These shares were issued under exemption from registration in accordance with Section 4(2) of the Securities Act.

In March 2006 Mr. Dennis McKee repurchased 208,000 shares of treasury stock that he had previously returned to the Company for lack of consideration.

No form of general solicitation or advertising was utilized by UFI at any time with respect to any of the sales of UFI stock.

ITEM 27. Exhibits

Unless otherwise noted, all exhibits have been previously filed.

Exhibit No.	Description
2.1
Stock Purchase Agreement dated as of April 8, 2005 between Richard Neussler and Tom Bontems, incorporated herein by reference, filed as an exhibit to the Company’s Current Report on Form 8-K on April 14, 2005, file number 000-51060.

2.2
Stock Purchase Agreement and Share Exchange dated as of May 9, 2005 between the Company and Universal Fog Inc. and the shareholders of Universal Fog, incorporated herein by reference, filed as an exhibit to the Company’s Current Report on Form 8-K on May 12, 2005, file number 000-51060.

2.3
Agreement dated as of January 3, 2005 between Tom Bontems and Universal Fog, Inc. regarding the property located at 1808 South 1st Avenue, Phoenix, AZ, incorporated herein by reference, filed as an exhibit to Amendment No. 1 to the Company’s Registration Statement on Form SB-2 on January 27, 2006, registration number 333-128831.

2.4
Agreement dated as of January 3, 2005 between Tom Bontems and Universal Fog, Inc. regarding certain patents, incorporated herein by reference, filed as an exhibit to Amendment No. 2 to the Company’s Registration Statement on Form SB-2 on March 10, 2006, registration number 333-128831.

2.5
Agreement dated as of October 8, 2005 between Universal Fog and Kay Fogg, Inc. regarding certain exclusive distribution rights in the states of Texas and Louisiana, incorporated by reference, filed as an exhibit to Amendment No. 3 to the Company’s Registration Statement on Form SB-2 on April 24, 2006, registration number 333-128831.

2.6
Agreement dated August 9, 2005, between Sedona Holdings Corp., Sundown Designs, Inc., Tom Bontems and Universal Fog, Inc. regarding distribution rights of Sundown products filed as an exhibit to Amendment No. 4 to the Company’s Registration Statement on Form SB-2 on June 8, 2006, registration number 333-128831.

2.7
Agreement dated March 29, 2006 between Bridgeview Bank Group and Universal Fog, Inc. regarding financing of Universal Fog’s building filed as an exhibit to Amendment No. 4 to the Company’s Registration Statement on Form SB-2 on June 8, 2006, registration number 333-128831.

3.1	Certificate of Incorporation, incorporated herein by reference, filed as an exhibit to the Company’s Registration Statement on Form 10-SB on December 1, 2004, file number 000-51060.

3.2	Bylaws, incorporated herein by reference, filed as an exhibit to the Company’s Registration Statement on Form 10-SB on December 1, 2004, file number 000-51060.

5.1	Opinion of Vincent & Rees, LC regarding legality. (1)

23.1	Consent of Turner, Stone & Company, L.L.P. (1)
(1) filed herewith.

ITEM 28. Undertakings.

(a)	The undersigned registrant hereby undertakes that it will:

(1)	File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
	(i)	To include any prospectus required maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
	(iii)	To include any additional or changed material information on the plan of distribution;

(2)
For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that it will:

(1)
For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497 (h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2)
For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv.	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Phoenix, State of Arizona, on November 3, 2006.

 Universal Fog, Inc.

By:	/s/ Tom A. Bontems
Chief Executive Officer

By:	/s/ Tom A. Bontems
Chief Financial Officer

By:	/s/ Tom A. Bontems
Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Tom A. Bontems Tom A. Bontems	President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors	November 3, 2006

/s/ Teri Foster Teri Foster	Director	November 3, 2006

/s/ Jack C. Robinson-- Jack C. Robinson	Director	November 3, 2006

/s/ Hall E. Ewing Hall E Ewing	Director and Secretary	November 3, 2006